Exhibit (a)(29)

This document is important and requires your immediate attention.  If you are in doubt as to how to respond to the revised offer made by HudBay Minerals Inc., you should consult with your investment dealer, stockbroker, lawyer or other professional advisor.  Enquiries concerning the information in this document should be directed to Laurel Hill Advisory Group, the Information Agent retained by Augusta Resource Corporation, Toll-Free in North America at 1-877-452-7184, Banks and Brokers and collect calls outside North America at 416-304-0211 or via e-mail at assistance@laurelhill.com.

NOTICE OF CHANGE TO DIRECTORS’ CIRCULAR

RECOMMENDING

ACCEPTANCE

OF THE REVISED OFFER BY
HUDBAY MINERALS INC.
to purchase the outstanding Common Shares of
AUGUSTA RESOURCE CORPORATION

RECOMMENDATION TO SHAREHOLDERS THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE REVISED HUDBAY OFFER AND TENDER THEIR COMMON SHARES THERETO.

This Notice of Change relates to and amends and supplements certain of the information contained in the Directors’ Circular dated February 24, 2014 issued by the Board of Directors with respect to the original offer made by HudBay on February 10, 2014, as varied and extended on March 14, 2014 and March 31, 2014, as updated on April 24, 2014, and as further varied and extended on May 5, 2014, May 16, 2014, May 27, 2014, June 9, 2014, and June 20, 2014. This Notice of Change should be read in conjunction with the Directors’ Circular, the Original HudBay Offer and Circular and the HudBay Notice of Variation and Extension dated July 2, 2014.

This Notice of Change also relates to and amends and supplements certain of the information contained in Augusta’s Solicitation/Recommendation Statement on Schedule 14D-9, as amended, originally filed with the U.S. Securities and Exchange Commission on March 17, 2014.

July 2, 2014

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE REVISED HUDBAY OFFER	i
FORWARD-LOOKING INFORMATION	iv
GLOSSARY OF TERMS AND CERTAIN CALCULATIONS	iv
CURRENCY AND EXCHANGE RATES	v
NOTICE REGARDING INFORMATION	v
NOTE CONCERNING MINERAL RESOURCE AND TECHNICAL INFORMATION	v
NOTICE TO SHAREHOLDERS IN THE UNITED STATES	vi
NOTICE OF CHANGE TO DIRECTORS’ CIRCULAR	1
REVISED HUDBAY OFFER	1
HUDBAY WARRANTS	1
DIRECTORS’ UNANIMOUS RECOMMENDATION	2
REASONS FOR RECOMMENDATION	2
CONCLUSION AND RECOMMENDATION	4
BACKGROUND TO THE REVISED HUDBAY OFFER	4
AGREEMENTS RELATING TO THE REVISED HUDBAY OFFER	7
FINANCIAL ADVISORS AND OPINIONS	14
OWNERSHIP OF SECURITIES OF AUGUSTA	15
TRADING IN SECURITIES OF AUGUSTA	17
ISSUANCES OF SECURITIES OF AUGUSTA	17
INTENTION WITH RESPECT TO HUDBAY OFFER	18
ARRANGEMENTS BETWEEN AUGUSTA AND ITS DIRECTORS AND OFFICERS	18
ARRANGEMENTS WITH HUDBAY	19
OTHER TRANSACTIONS	19
MATERIAL CHANGES IN THE AFFAIRS OF AUGUSTA	19
OTHER INFORMATION	19
LEGAL MATTERS	19
STATUTORY RIGHTS	20
APPROVAL OF NOTICE OF CHANGE	20
CONSENT OF SCOTIA CAPITAL INC.	21
CONSENT OF TD SECURITIES INC.	22
CONSENT OF DAVIES WARD PHILLIPS & VINEBERG LLP	23
CONSENT OF CRAVATH, SWAINE & MOORE LLP	24
CERTIFICATE	25
APPENDIX “A” OPINION OF SCOTIA CAPITAL INC.	A-1
APPENDIX “B” OPINION OF TD SECURITIES INC.	B-1
APPENDIX “C” GLOSSARY OF TERMS	C-1

ACCEPT THE REVISED HUDBAY OFFER AND TENDER YOUR COMMON SHARES THERETO
If you have any questions regarding how to tender your Common Shares to the Revised HudBay Offer, please contact Laurel Hill,
North America Toll-Free at 1-877-452-7184 or collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

QUESTIONS AND ANSWERS ABOUT THE REVISED HUDBAY OFFER

All capitalized terms used in this Question and Answer have the meanings ascribed to them in the Glossary or elsewhere in this Notice of Change.

Why am I receiving this Notice of Change?

On June 23, 2014, Augusta and HudBay entered into the Support Agreement, pursuant to which HudBay agreed to make the Revised HudBay Offer, subject to the terms and conditions set forth in the Support Agreement.  As a condition to HudBay’s willingness to make the Revised HudBay Offer, among other things, Augusta agreed to prepare this Notice of Change containing the Board of Directors’ UNANIMOUS recommendation that Shareholders ACCEPT the Revised HudBay Offer and TENDER their Common Shares thereto.

What is the Revised HudBay Offer?

Under the Revised HudBay Offer, HudBay is now offering to purchase, for consideration of 0.315 of a HudBay Share and 0.17 of a HudBay Warrant per Common Share of Augusta, all of Augusta’s issued and outstanding Common Shares, other than any Common Shares held directly or indirectly by HudBay and its affiliates, including any Common Shares that may become outstanding prior to the Expiry Time upon the exercise, exchange, or conversion of any Options, Warrants, Convertible Notes or other Convertible Securities, together with the associated SRP Rights issued under the Shareholder Rights Plan, upon the terms and subject to the conditions of the Revised HudBay Offer set forth in the Revised HudBay Offer and Circular.

Under the Revised HudBay Offer, in addition to the consideration of 0.315 of a HudBay Share provided for in the Original HudBay Offer, Shareholders will also receive 0.17 of a HudBay Warrant for each Common Share tendered to the Revised HudBay Offer.  Based on the closing price of the HudBay Shares on the TSX on June 20, 2014, the last trading day prior to the announcement of the entering into of the Support Agreement, the Revised HudBay Offer represents consideration of approximately $3.56 per Common Share, consisting of $3.24 of HudBay Share consideration and $0.32 of HudBay Warrant consideration.  The Revised HudBay Offer represents a premium of 10% to the Original HudBay Offer and a 42% premium over the closing price of the Common Shares on the TSX on February 7, 2014, the last trading day prior to the announcement of the Original HudBay Offer.

Subject to the adjustments provided for in the HudBay Warrant Indenture, each whole HudBay Warrant will entitle the holder thereof (subject to the issuance of an In-the-Money-Settlement Notice by HudBay) to purchase one HudBay Share at an exercise price of $15.00 per HudBay Share on July 20, 2018 (or such later date to which the HudBay Warrant Expiry Date may be extended in accordance with the terms of the HudBay Warrant Indenture).  HudBay has received conditional approval from the TSX to list the HudBay Warrants on the TSX.

Should I accept or reject the Revised HudBay Offer?

The Board of Directors UNANIMOUSLY recommends that Shareholders ACCEPT the Revised HudBay Offer and TENDER their Common Shares thereto.

How do I accept the Revised HudBay Offer?

HudBay has indicated that if you are a registered Shareholder, you can accept the Revised HudBay Offer by delivering to HudBay’s depositary, Equity Financial Trust Company, before the expiration of the Revised HudBay Offer: (a) the certificate(s) representing the Common Shares in respect of which the Revised HudBay Offer is being accepted; (b) a Letter of Transmittal (printed on BLUE paper) accompanying the HudBay Notice of Variation and Extension (or a manually signed facsimile thereof) properly completed and executed in accordance with the instructions set out in the Letter of Transmittal (printed on BLUE paper) accompanying the HudBay Notice of Variation and Extension; and (c) all other documents required by the instructions set out in the Letter of Transmittal. In addition, HudBay has indicated that if you cannot deliver all of the necessary documents to HudBay’s depositary

ACCEPT THE REVISED HUDBAY OFFER AND TENDER YOUR COMMON SHARES THERETO
If you have any questions regarding how to tender your Common Shares to the Revised HudBay Offer, please contact Laurel Hill,
North America Toll-Free at 1-877-452-7184 or collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

in time, you may be able to complete and deliver to HudBay’s depositary the Notice of Guaranteed Delivery (printed on PINK paper) accompanying the HudBay Notice of Variation and Extension (or a manually signed facsimile thereof), provided you are able to comply fully with its terms.

If your Common Shares are held with a bank, broker or other financial intermediary, please contact your bank, broker or other intermediary to instruct them to tender your Common Shares to the Revised HudBay Offer.

HudBay has also indicated that Shareholders may also accept the Revised HudBay Offer pursuant to the procedures for book-entry transfer detailed in the Original HudBay Offer and Circular and have their Common Shares tendered by their nominee through CDS or DTC.

See “Manner of Acceptance” in the Revised HudBay Offer and Circular.

I previously tendered my Common Shares. Do I need to do anything to accept the Revised HudBay Offer?

No.  Assuming that you properly followed the procedures described under the heading “Manner of Acceptance” in the Original HudBay Offer and Circular and properly completed, duly executed and delivered the Letter of Transmittal as required by the instructions set out therein, and did not subsequently withdraw the Common Shares you tendered, you do not need to do anything to accept the Revised HudBay Offer with respect to the previously tendered Common Shares.  However, if you have previously validly deposited and not withdrawn your Common Shares and desire to indicate your wish to make a Section 85 Election, you may deliver to HudBay’s depositary a Letter of Transmittal (printed on BLUE paper) accompanying the HudBay Notice of Variation and Extension (or a manually signed facsimile thereof), properly completed and duly executed indicating your prior deposit, or contact HudBay’s depositary or information agent for further assistance with such election.

Why does the Board of Directors believe that the Revised HudBay Offer should be accepted?
The Board of Directors has unanimously determined, after consultation with its financial and legal advisors, that the consideration offered under the Revised HudBay Offer is fair, from a financial point of view, to the Shareholders (other than HudBay and its affiliates), and that it would be in the best interests of Augusta to support and facilitate the Revised HudBay Offer and to recommend that Shareholders ACCEPT the Revised HudBay Offer and TENDER their Common Shares thereto.  In reaching its decision to recommend that Shareholders accept the Revised HudBay Offer and tender their Common Shares thereto, the Board of Directors considered a number of factors, including the following:

● The Revised HudBay Offer is the best alternative available.
● The Revised HudBay Offer represents improved value to Shareholders relative to the Original HudBay Offer.
          ●           Scotiabank and TD Securities have provided written opinions to the Board of Directors that the consideration offered pursuant to the Revised HudBay Offer is fair, from a financial point of view, to the Shareholders (other than HudBay and its affiliates).

● The Revised HudBay Offer is less conditional than the Original HudBay Offer.
● The Board of Directors has preserved the ability to respond to unsolicited Superior Proposals.
The reasons for the unanimous recommendation of the Board of Directors are described in further detail on pages 2 and 4 of this Notice of Change.
Each of the directors and officers of Augusta and certain other Locked-Up Shareholders (who, after giving effect to the exercise or conversion of their Options, Convertible Notes or other Convertible Securities hold or exercise control or direction over an aggregate of approximately 33% of the Common Shares on a fully-diluted basis) have entered into Lock-Up Agreements with HudBay pursuant to which they have each agreed to deposit all of their

ii

ACCEPT THE REVISED HUDBAY OFFER AND TENDER YOUR COMMON SHARES THERETO
If you have any questions regarding how to tender your Common Shares to the Revised HudBay Offer, please contact Laurel Hill,
North America Toll-Free at 1-877-452-7184 or collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

Common Shares (including Common Shares issuable on the exercise of Options, Convertible Notes or other Convertible Securities held by them) to the Revised HudBay Offer.

How long do I have to decide whether to tender to the Revised HudBay Offer?

You have until the Expiry Time of the Revised HudBay Offer to tender your Common Shares thereto.  The Revised HudBay Offer is scheduled to expire at 5:00 p.m. (Toronto time) on July 16, 2014, unless it is extended.  See “Time for Acceptance” in the Original HudBay Offer and Circular and “Extension of the Offer” in the HudBay Notice of Variation and Extension.  If your Common Shares are held by a bank, broker or other financial intermediary, your intermediary may require that you provide earlier instructions to allow them sufficient time to tender your Common Shares in advance of the expiry of the Revised HudBay Offer.

If I accept the Revised HudBay Offer, when will I receive my HudBay Shares and HudBay Warrants?
HudBay has agreed in the Support Agreement that if the conditions of the Revised HudBay Offer are satisfied or waived, HudBay will take up all of the Common Shares tendered to the Revised HudBay Offer no later than 9:00 a.m. on the first business day following the first scheduled Expiry Time and pay for such Common Shares promptly and in any event not later than three business days after the Expiry Time.  See “Take-Up of and Payment for Deposited Augusta Shares” in the Revised HudBay Offer and Circular.

If HudBay takes up any Common Shares under the Revised HudBay Offer, it will make a public announcement of such fact and HudBay will extend the Revised HudBay Offer for a period of not less than 10 days, which period will be a subsequent offering period under the U.S. Exchange Act.

Who do I ask if I have more questions?

The Board of Directors recommends that you carefully read the information contained in this Notice of Change in conjunction with the Directors’ Circular.  ANY QUESTIONS OR REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT:

NORTH AMERICAN TOLL-FREE

1-877-452-7184

E-MAIL: assistance@laurelhill.com

Collect calls outside North America please call 416-304-0211

iii

ACCEPT THE REVISED HUDBAY OFFER AND TENDER YOUR COMMON SHARES THERETO
If you have any questions regarding how to tender your Common Shares to the Revised HudBay Offer, please contact Laurel Hill,
North America Toll-Free at 1-877-452-7184 or collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

FORWARD-LOOKING INFORMATION

This Notice of Change contains information that constitutes “forward-looking statements” under United States federal securities laws or “forward-looking information” under Canadian securities laws.  These statements and information relate to future events and Augusta’s future performance, business prospects or opportunities, including information concerning the Revised HudBay Offer, which are subject to certain risks, uncertainties and assumptions.

Forward-looking statements or information is frequently, but not always, characterized by words such as “will”, “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “budget”, “forecast”, “schedule”, “estimate” and similar expressions, or statements that certain events or conditions “may”, “should”, “could”, “might” or “will” occur.  The forward-looking statements or information contained in this Notice of Change is based on the reasonable expectations and beliefs of management as at the date of this Notice of Change and involves numerous assumptions, known and unknown risks and uncertainties, both general and specific to Augusta and the industry in which the Company operates.  Such assumptions, risks and uncertainties include, but are not limited to Augusta’s history of losses, requirements for additional capital, dilution, loss of material properties, interest rate increases, global economy, no history of production, speculative nature of exploration activities, periodic interruptions to exploration, development and mining activities, environmental hazards and liability, industrial accidents, failure of processing and mining equipment, labour disputes, supply problems, commodity price fluctuations, uncertainty of production and cost estimates, the interpretation of drill results and the estimation of mineral resources and reserves, legal and regulatory proceedings and community actions, title and tenure matters, regulatory restrictions, permitting and licensing, volatility of the market price of the Company’s common shares, insurance, competition, hedging activities, currency fluctuations, loss of key employees, as well as those factors disclosed in Augusta’s documents filed from time to time with the securities regulators in the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick and Newfoundland and Labrador. Should one or more of these risks and uncertainties materialize, or should underlying assumptions prove incorrect, actual results, performance or achievements of the Company, or industry results, may vary materially from those described in this Notice of Change.  For further details, reference is made to the risk factors discussed or referred to in Augusta’s annual and interim management’s discussion and analyses and Annual Information Form on file with the Canadian securities regulatory authorities and available under Augusta’s issuer profile on SEDAR at www.sedar.com.

Although Augusta has attempted to identify important factors that could cause actual actions, events, results, performance or achievements to differ materially from those described in the forward-looking statements or information contained in this Notice of Change, there may be other factors that cause actions, events, results, performance or achievements not to be as anticipated, estimated or intended.  There can be no assurance that forward-looking statements or information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements.  Such forward-looking statements and information are made or given as at the date of this Notice of Change and Augusta disclaims any intention or obligation to update or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, except as required under applicable securities law.  The reader is cautioned not to place undue reliance on forward-looking statements or information.

GLOSSARY OF TERMS AND CERTAIN CALCULATIONS

Certain terms used in this Notice of Change have the meanings set forth in Appendix “C” hereto, unless such terms are defined elsewhere in this Notice of Change.

Calculations of percentage amounts or amounts per Common Share set forth in this Notice of Change are based on 145,596,205 Common Shares outstanding as at June 30, 2014.

iv

ACCEPT THE REVISED HUDBAY OFFER AND TENDER YOUR COMMON SHARES THERETO
If you have any questions regarding how to tender your Common Shares to the Revised HudBay Offer, please contact Laurel Hill,
North America Toll-Free at 1-877-452-7184 or collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

CURRENCY AND EXCHANGE RATES

Unless otherwise indicated, all dollar amounts in this Notice of Change are in Canadian dollars and references to “Cdn.$”, “$” or “dollars” in this Notice of Change refer to Canadian dollars.  On June 30, 2014, the noon rate of exchange as reported by the Bank of Canada was Cdn.$1.00 = 0.9367 United States dollars.

NOTICE REGARDING INFORMATION

Augusta is a reporting issuer or equivalent in the Provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick and Newfoundland and Labrador and files its continuous disclosure documents and other documents with such provincial securities regulatory authorities.  Certain information in this Notice of Change has been taken from or is based on documents that are expressly referred to in this Notice of Change.  All summaries of, and references to, documents that are specified in this Notice of Change as having been filed, or that are contained in documents specified as having been filed, on SEDAR are qualified in their entirety by reference to the complete text of those documents as filed, or as contained in documents filed, under Augusta’s issuer profile on SEDAR at www.sedar.com.  Shareholders are urged to read carefully the full text of those documents, which may also be obtained on request without charge from Augusta at Suite 555, 999 Canada Place, Vancouver, British Columbia.

Information contained in this Notice of Change concerning HudBay and its affiliates and the Revised HudBay Offer, including forward-looking statements or information, is based solely upon, and the Board of Directors has relied, without independent verification, exclusively upon information contained in the Revised HudBay Offer and Circular  or that is otherwise publicly available.

NOTE CONCERNING MINERAL RESOURCE AND TECHNICAL INFORMATION

Information in this Notice of Change and disclosure documents of Augusta that are filed with Canadian securities regulatory authorities concerning mineral properties have been prepared in accordance with the requirements of securities laws in effect in Canada, which differ from the requirements of United States securities laws.

Without limiting the foregoing, these documents use the terms “mineral reserve”, “mineral resource”, “measured mineral resource”, “indicated mineral resources” and “inferred mineral resource” and derivatives thereof.  Shareholders in the United States are advised that, while such terms are recognized and required by Canadian securities laws, the SEC does not recognize them.  Under United States standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made.  Investors are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into reserves.  Further, inferred resources have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically.  It cannot be assumed that all or any part of the inferred resources will ever be upgraded to a higher resource category.  Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases.  Therefore, investors are also cautioned not to assume that all or any part of the inferred resources exist, or that they can be mined legally or economically.  Disclosure of contained ounces is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report resources as in place tonnage and grade without reference to unit measures.  Accordingly, information concerning descriptions of mineralization and resources contained in these documents may not be comparable to information made public by United States companies subject to the reporting and disclosure requirements of the SEC.

National Instrument 43-101 — Standards of Disclosure for Mineral Projects (“NI 43-101”) is a rule developed by the Canadian Securities Administrators, which has established standards for public disclosure an issuer makes of scientific and technical information concerning mineral projects.  Unless otherwise indicated, all resource and technical information of Augusta contained in this Notice of Change or contained in documents referenced in this

v

ACCEPT THE REVISED HUDBAY OFFER AND TENDER YOUR COMMON SHARES THERETO
If you have any questions regarding how to tender your Common Shares to the Revised HudBay Offer, please contact Laurel Hill,
North America Toll-Free at 1-877-452-7184 or collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

Notice of Change have been prepared in accordance with NI 43-101 and the Canadian Institute of Mining, Metallurgy and Petroleum Classification System.

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

Financial statements, if any, included in or described herein have been prepared in accordance with foreign generally accepted accounting principles and thus may not be comparable to financial statements of United States companies.  The enforcement by Shareholders of civil liabilities under United States federal securities laws may be affected adversely by the fact that Augusta is a corporation existing under the laws of Canada and that a majority of its officers and directors are not residents of the United States.  Shareholders in the United States may not be able to sue Augusta or its officers or directors in a foreign court for violation of United States securities laws.  It may be difficult to compel such parties to subject themselves to the jurisdiction of a court in the United States or to enforce judgment obtained from a court of the United States.

vi

ACCEPT THE REVISED HUDBAY OFFER AND TENDER YOUR COMMON SHARES THERETO
If you have any questions regarding how to tender your Common Shares to the Revised HudBay Offer, please contact Laurel Hill,
North America Toll-Free at 1-877-452-7184 or collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

NOTICE OF CHANGE TO DIRECTORS’ CIRCULAR

This Notice of Change relates to and amends and supplements certain of the information contained in the Directors’ Circular issued by the Board of Directors on February 24, 2014 in response to the Original HudBay Offer and Augusta’s Schedule 14D-9.  This Notice of Change should be read in conjunction with the Directors’ Circular and Augusta’s Schedule 14D-9.

REVISED HUDBAY OFFER

On July 2, 2014, HudBay filed the HudBay Notice of Variation and Extension pursuant to which it amended and supplemented the Original HudBay Offer and the Original HudBay Offer and Circular.  Under the Revised HudBay Offer, HudBay is now offering to purchase, for consideration of 0.315 of a HudBay Share and 0.17 of a HudBay Warrant per Common Share of Augusta, all of Augusta’s issued and outstanding Common Shares, other than any Common Shares held directly or indirectly by HudBay and its affiliates, including any Common Shares that may become outstanding prior to the Expiry Time upon the exercise, exchange, or conversion of any Options, Warrants, Convertible Notes or other Convertible Securities, together with the associated SRP Rights issued under the Shareholders Rights Plan, upon the terms and subject to the conditions of the Revised HudBay Offer set forth in the Revised HudBay Offer and Circular.

The Revised HudBay Offer is only for Common Shares (including the associated SRP Rights) and is not made for any Options, Warrants, Convertible Notes or other Convertible Securities.

Under the Support Agreement, the Board of Directors has agreed to permit the exercise or surrender (including on a cashless basis) of all Options and to accelerate vesting of all of the RSUs and Restricted Shares, in each case conditional upon, and immediately prior to, HudBay first taking up Common Shares under the Revised HudBay Offer.  See “Agreements Relating to the Revised HudBay Offer – Support Agreement – Outstanding Options, RSUs and Restricted Shares”.

The Revised HudBay Offer will expire at 5:00 p.m. (Toronto Time) on July 16, 2014, unless it is extended.

HUDBAY WARRANTS

The HudBay Warrants will be issued under, and be governed by, the HudBay Warrant Indenture.  HudBay has appointed the principal transfer office of Equity Financial Trust Company, the warrant agent under the HudBay Warrant Indenture, located in Toronto, Ontario, as the location where the HudBay Warrants may be surrendered for exercise or transfer.  The following summary of certain provisions of the HudBay Warrant Indenture does not purport to be complete and is qualified in its entirety by reference to the provisions of the HudBay Warrant Indenture which, prior to the Expiry Time, will be available under HudBay’s issuer profile on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

HudBay expects to issue approximately 22,611,015 HudBay Warrants under the Revised HudBay Offer.  Each whole HudBay Warrant will entitle the holder thereof (subject the issuance of an In-the-Money-Settlement Notice) to purchase one HudBay Share at an exercise price of $15.00 per HudBay Share (as adjusted in accordance with the terms of the HudBay Warrant Indenture) on July 20, 2018 (or such later date to which the HudBay Warrant Expiry Date may be extended in accordance with the terms of the HudBay Warrant Indenture).  Following the HudBay Warrant Expiry Date, the HudBay Warrants will expire and become null and void.  Holders of HudBay Warrants may exercise their HudBay Warrants at any time up to the expiry time on the HudBay Warrant Expiry Date; however, the exercise of the HudBay Warrant will only be effective on and not before the HudBay Warrant Expiry Date.

If HudBay at any time cannot legally (including by reason of not having received the necessary approvals of the TSX, or any other applicable stock exchange) issue sufficient HudBay Shares to satisfy all of its obligations solely through the issuance of HudBay Shares, it may, at its option and subject to the consent of the TSX, extend the

ACCEPT THE REVISED HUDBAY OFFER AND TENDER YOUR COMMON SHARES THERETO
If you have any questions regarding how to tender your Common Shares to the Revised HudBay Offer, please contact Laurel Hill,
North America Toll-Free at 1-877-452-7184 or collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

HudBay Warrant Expiry Date in increments of one year (or in the case of the last such extension to January 1, 2021), by providing written notice at least 60 days before the then applicable HudBay Warrant Expiry Date; provided, however, that in no event shall the HudBay Warrant Expiry Date be extended beyond January 1, 2021.

HudBay may, at its option, by written notice (an “In-the-Money Settlement Notice”) at least 60 days before the then applicable HudBay Warrant Expiry Date, elect to satisfy its obligations in respect of the HudBay Warrants that are exercised, by payment of their “in-the-money” value in (i) HudBay Shares, (ii) cash, or (iii) a combination of HudBay Shares and cash.  For these purposes, the in-the-money value of a HudBay Warrant will be equal to the excess, if any, the weighted average price of one HudBay Share (expressed in Canadian dollars) on the TSX for the 20 consecutive trading days preceding the HudBay Warrant Expiry Date, over the exercise price for the HudBay Warrants.  If HudBay Shares are delivered in full or partial satisfaction of the in-the-money value of the HudBay Warrants, the value of the HudBay Shares for this purpose will be equal to the weighted average price of one HudBay Share (expressed in Canadian dollars) on the TSX for the 20 consecutive trading days preceding the HudBay Warrant Expiry Date.

HudBay has received conditional approval from the TSX to list the HudBay Warrants on the TSX.

See “Variation of the Offer – Warrant Indenture” in the HudBay Notice of Variation and Extension for a more detailed summary of the HudBay Warrant Indenture.

DIRECTORS’ UNANIMOUS RECOMMENDATION

The Board of Directors, has unanimously determined, after consultation with its financial and legal advisors, that the Revised HudBay Offer is fair, from a financial point of view, to the Shareholders (other than HudBay and its affiliates), and that it would be in the best interests of Augusta to support and facilitate the Revised HudBay Offer and to recommend that Shareholders ACCEPT the Revised HudBay Offer and TENDER their Common Shares thereto.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE REVISED HUDBAY OFFER AND TENDER THEIR COMMON SHARES THERETO.

REASONS FOR RECOMMENDATION

The Board of Directors has unanimously determined, after consultation with its financial and legal advisors, that the consideration offered under the Revised HudBay Offer is fair, from a financial point of view, to the Shareholders (other than HudBay and its affiliates), and that it would be in the best interests of Augusta to support and facilitate the Revised HudBay Offer and to recommend that Shareholders ACCEPT the Revised HudBay Offer and TENDER their Common Shares thereto.  In making its recommendation, the Board of Directors consulted with its financial and legal advisors and carefully considered all aspects of the Revised HudBay Offer.  The Board of Directors unanimously approved the entering into of the Support Agreement with HudBay.  The principal factors considered by the Board of Directors in concluding to recommend that Shareholders ACCEPT the Revised HudBay Offer and TENDER their Common Shares thereto are:

1.	The Revised HudBay Offer is the best alternative available

Since February 9, 2014, the date that HudBay announced its intention to make the Original HudBay Offer, the Board of Directors, with the assistance of Augusta’s management and the Financial Advisors, has worked to actively pursue a broad range of strategic alternatives in order to identify other options that may be in the best interests of Augusta and its Shareholders, and that might have resulted in a transaction superior to the Original HudBay Offer.

ACCEPT THE REVISED HUDBAY OFFER AND TENDER YOUR COMMON SHARES THERETO
If you have any questions regarding how to tender your Common Shares to the Revised HudBay Offer, please contact Laurel Hill,
North America Toll-Free at 1-877-452-7184 or collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

Eleven interested parties executed confidentiality agreements with Augusta, conducted due diligence (including, in some cases, site visits) and engaged in active discussions with Augusta’s management and its Financial Advisors.

The Board of Directors considered the outcome of this process, the range of other strategic alternatives available to Augusta and the Revised HudBay Offer and concluded that the Revised HudBay Offer represented the best alternative currently available to Augusta and its Shareholders.  The Board of Directors is not currently aware of any third parties proposing to make a Superior Proposal.

2.	The Revised HudBay Offer represents improved value to Shareholders relative to the Original HudBay Offer

Under the Revised HudBay Offer, in addition to the consideration of 0.315 of a HudBay Share provided for under the Original HudBay Offer, Shareholders will also receive 0.17 of a HudBay Warrant for each Common Share of Augusta tendered to the Revised HudBay Offer.  Based on the closing price of the HudBay Shares on the TSX on June 20, 2014, the last trading day prior to the announcement of the entering into of the Support Agreement, the Revised HudBay Offer represents consideration of approximately $3.56 per Common Share, consisting of $3.24 of HudBay Share consideration and $0.32 of HudBay Warrant consideration.  The Revised HudBay Offer represents a premium of 10% to the Original HudBay Offer and a 42% premium over the closing price of the Common Shares on the TSX on February 7, 2014, the last trading day prior to the announcement of the Original HudBay Offer.

3.
Scotiabank and TD Securities have provided written opinions to the Board of Directors that the consideration offered pursuant to the Revised HudBay Offer is fair, from a financial point of view, to the Shareholders (other than HudBay and its affiliates)

Scotiabank and TD Securities have each delivered a written opinion to the Board of Directors to the effect that, as of the date of their respective opinions and based upon and subject to the assumptions, limitations and qualifications set forth in their respective opinions, the consideration offered pursuant to the Revised HudBay Offer is fair, from a financial point of view, to the Shareholders (other than HudBay and its affiliates).1  Copies of the opinions of Scotiabank and TD Securities are attached as Appendix “A” and Appendix “B” to this Notice of Change, respectively.  The opinions delivered by Scotiabank and TD Securities were provided for the information and assistance of the Board of Directors in connection with its consideration of the Revised HudBay Offer.  The description of these opinions in this Notice of Change and the opinions themselves do not constitute a recommendation to Shareholders as to whether they should tender their Common Shares to the Revised HudBay Offer.  The Board of Directors recommends that you read the opinions delivered by Scotiabank and TD Securities carefully and in their entirety for a description of the procedures followed, matters considered, and limitations on the review undertaken.

4.	The Revised HudBay Offer is less conditional than the Original HudBay Offer

The Revised HudBay Offer contains fewer and more specific conditions than those contained in the Original HudBay Offer.  The Original HudBay Offer contained a number of conditions that were not subject to a materiality threshold or other criteria.  The Revised HudBay Offer has been modified to eliminate certain conditions to the Original HudBay Offer, reduce discretionary elements and include more objective criteria.  Consequently, there is an increased likelihood that the conditions to the Revised HudBay Offer will be satisfied and the transactions contemplated by the Revised HudBay Offer completed.  See “Amendment to Conditions to the Offer” in the HudBay Notice of Variation and Extension for a complete list of the conditions to the Revised HudBay Offer.

________________________________
1
1832 Asset Management L.P. (formerly GCIC Ltd.), a beneficial owner of more than 10% of the Common Shares of Augusta, is a limited partnership, the general partner of which is wholly-owned subsidiary of The Bank of Nova Scotia, an affiliate of Scotiabank, one of Augusta’s Financial Advisors, and is a manager of mutual funds and investment solutions for private clients, institutional clients and managed asset programs.

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5.	The Board of Directors has preserved the ability to respond to unsolicited Superior Proposals

Under and subject to the terms of the Support Agreement, the Board of Directors remains able to respond, in accordance with its fiduciary duties, to certain unsolicited bona fide written Acquisition Proposals that are more favourable to the Shareholders, from a financial point of view, than the Revised HudBay Offer.  If, among other things, the Board of Directors were to withdraw its recommendation that Shareholders accept the Revised HudBay Offer and recommend acceptance of a Superior Proposal, a $20 million fee would become payable to HudBay pursuant to the Support Agreement.  See “Agreements Relating to the Revised HudBay Offer – Support Agreement”.

CONCLUSION AND RECOMMENDATION

For the reasons outlined above, the Board of Directors believes that the consideration offered under the Revised HudBay Offer is fair to the Shareholders (other than HudBay and its affiliates) and that the Revised HudBay Offer is in the best interests of Augusta.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE REVISED HUDBAY OFFER AND TENDER THEIR COMMON SHARES THERETO.

The foregoing summary of the information and factors considered by the Board of Directors is not intended to be exhaustive of the information and factors considered by the Board of Directors in reaching its conclusions and recommending that Shareholders accept the Revised HudBay Offer and tender their Common Shares thereto, but includes the material information, factors and analysis considered by the Board of Directors in reaching its conclusion and recommendation.  The members of the Board of Directors evaluated various factors summarized above in light of their own knowledge of the business, financial condition and prospects of Augusta, and based upon the advice of its financial and legal advisors.  In view of the numerous factors considered in connection with its evaluation of the Revised HudBay Offer, the Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to specific factors in reaching its conclusion and recommendation.  In addition, individual members of the Board of Directors may have given different weight to different factors.  The conclusion and unanimous recommendation of the Board of Directors was made after considering all of the information and factors involved.  Shareholders should consider the terms of the Revised HudBay Offer carefully and come to their own decision as to whether to accept or reject the Revised HudBay Offer.

BACKGROUND TO THE REVISED HUDBAY OFFER

Following the announcement of the Original HudBay Offer, the Board of Directors gave Augusta’s management and the Financial Advisors a broad mandate to, among other things, manage a process of exploring and considering strategic alternatives in order to identify other options that might be in the best interest of Augusta and its Shareholders and which might result in a transaction that is superior to the Original HudBay Offer.

The Financial Advisors contacted over 40 parties who were identified by Augusta and the Financial Advisors as being parties who might be interested in a potential transaction involving Augusta.  In addition, other parties contacted Augusta or the Financial Advisors to express interest in a potential transaction involving Augusta.  The parties who were contacted by the Financial Advisors, or who contacted Augusta or the Financial Advisors, included both strategic and financial potential acquirors.

With the assistance of its advisors, Augusta established a comprehensive electronic data room containing confidential information regarding Augusta and the Rosemont Project for review by interested parties.  Eleven interested parties signed confidentiality agreements and were provided with access to the materials in Augusta’s

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electronic data room. All of these parties and their respective advisors and experts conducted extensive evaluations of the materials posted to Augusta’s electronic data room.

Five of the parties that entered into confidentiality agreements with Augusta conducted guided site visits at the Rosemont Project.  In addition, in person meetings between the senior management teams of Augusta and several interested parties took place over the course of a four to six-week period to discuss the Rosemont Project, the status of the permitting process for the Rosemont Project and the potential for a transaction involving Augusta.

On April 14, 2014, HudBay applied to the BCSC to cease trade the Shareholder Rights Plan.  A hearing was held before a panel of the BCSC on April 29, 2014 to determine the merits of HudBay’s application.  After hearing evidence and submissions from counsel to Augusta and HudBay, the panel of the BCSC adjourned the hearing until May 2, 2014 to receive additional evidence and further submissions in respect of the result of the upcoming vote of the Shareholders on the continuance of the Shareholder Rights Plan.

On April 28, 2014, Augusta received an offer to enter into exclusive negotiations with one of the parties that had entered into a confidentiality agreement, conducted guided site visits at the Rosemont Project and received presentations from Augusta’s senior management team.  On May 2, 2014, Augusta entered into an agreement with such party that provided the basis for the negotiation and settlement of a definitive agreement regarding such party’s acquisition of Augusta.  Pursuant to the agreement entered into between the parties, Augusta agreed not to participate or engage in any discussions or negotiations with any third parties that had not entered into a confidentiality agreement with Augusta as of the date thereof, until May 10, 2014.  Discussions and confirmatory due diligence sessions ensued, but negotiations regarding transaction terms did not occur.

At an annual general and special meeting of Shareholders held on May 2, 2014, the continuance of the Shareholder Rights Plan until Augusta’s following annual and general meeting was approved by the Shareholders.

On May 2, 2014, the British Columbia Securities Commission ordered that the Shareholder Rights Plan would be cease traded effective 5:00 p.m. (Vancouver time) on July 15, 2014, if HudBay extended the Original HudBay Offer to expire no earlier than July 16, 2014 and HudBay provided an additional 10-day extension if it took up any Common Shares under the Original HudBay Offer.

On May 7, 2014, HudBay delivered a non-binding term sheet to Augusta setting out the terms pursuant to which HudBay would be prepared to provide Augusta with financing.

On May 14, 2014, counsel to Augusta reached out to counsel to HudBay to discuss the possibility of entering into a confidentiality agreement to facilitate potential discussions and negotiations between the parties in respect of a potential acquisition of Augusta by HudBay and/or the provision of financing by HudBay to Augusta.  On June 2, 2014, following discussions between the parties’ respective financial and legal advisors, Augusta and HudBay entered into a confidentiality agreement pursuant to which the parties agreed to keep confidential any discussions or negotiations between them relating to any such transaction.

On June 6, 2014, Richard Warke, the Executive Chairman of Augusta, Gil Clausen, the President and Chief Executive Officer of Augusta, and Augusta’s financial advisors met with David Garofalo, the President and Chief Executive Officer of HudBay, and HudBay’s financial advisors to discuss whether HudBay would be prepared to increase the consideration offered under the Original HudBay Offer.

Also on June 6, 2014, Augusta received a non-binding proposal from the same party that it had entered into an agreement with on May 2, 2014, confirming that such party was prepared to negotiate a transaction to acquire all of the Common Shares of Augusta for $3.25 in cash per Common Share.  Following discussions between Augusta and such party, on June 11, 2014, such party provided another non-binding indicative proposal to negotiate a transaction to acquire all of the Common Shares of Augusta for $3.40 in cash per Common Share.  On June 11, 2014, Augusta entered into an agreement with such party that provided that Augusta would terminate all discussions and negotiations with third parties that had not entered into a confidentiality agreement with Augusta as of the date

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thereof, until the close of business on June 20, 2014. Extensive discussions and additional due diligence sessions ensued until June 20, 2014, but negotiations regarding transaction terms did not occur.

On June 18, 2014, Augusta received a non-binding proposal from HudBay providing for the revision of the Original HudBay Offer to include additional consideration per Common Share of 0.15 of a warrant to purchase one HudBay Share at an exercise price of $15.00.  The warrants were to be settled, at HudBay’s option on a cashless exercise basis by delivering the in-the-money amount (based on the trading price of HudBay Shares on the TSX for the 20 consecutive trading days preceding the expiry date of the warrants) in HudBay Shares, cash or a combination of HudBay Shares and cash.  The warrants were to have a three-year term, subject to HudBay’s option to extend the then applicable expiry date of the warrants in certain circumstances.

In the evening of June 20, 2014, Mr. Warke discussed with Mr. Garofalo an increase to the exchange ratio of the Original HudBay Offer, an increase in the amount of HudBay Warrant consideration per Common Share and certain changes to the terms of the warrants proposed by HudBay on June 18, 2014.  Mr. Garofalo indicated that HudBay was not prepared to increase the exchange ratio of the Original HudBay Offer, but was willing to consider increasing the amount of HudBay Warrant consideration per Common Share.

Over the course of the day on June 21, 2014, Augusta and HudBay, with the assistance of their respective financial and legal advisors, negotiated the terms of the form of consideration to be offered pursuant to the Revised HudBay Offer, including increasing the amount of HudBay Warrant consideration per Common Share.  The parties ultimately agreed that the consideration per Common Share under the Original HudBay Offer would be revised to include 0.17 of a HudBay Warrant to purchase one HudBay Share at an exercise price of $15.00.  The HudBay Warrants would have a four-year term, subject to HudBay’s option to extend the then applicable expiry date of the warrants in certain circumstances.

Over the course of the day on June 22, 2014 and into the morning of June 23, 2014, HudBay and Augusta’s legal advisors exchanged drafts of the Support Agreement and Lock-Up Agreements.  Late in the day on June 22, 2014, the Board of Directors met by telephone to consider the transaction terms that had been negotiated with HudBay and the terms of the Support Agreement.

At the June 22, 2014 Board meeting, each of Scotiabank and TD Securities rendered a verbal opinion to the Board of Directors, subsequently confirmed in writing (copies of which are attached as Appendix “A” and Appendix “B”, respectively) that, as of June 22, 2014, and based upon and subject to the assumptions, limitations and qualifications set forth in their respective opinions, the consideration offered pursuant to the Revised HudBay Offer was fair, from a financial point of view, to the Shareholders (other than HudBay and its affiliates).  For further details on the opinions delivered by the Financial Advisors, see the section of this Notice of Change below entitled “Financial Advisors and Opinions”.

After having received and considered the opinions provided by Scotiabank and TD Securities, having carefully reviewed and evaluated the draft Support Agreement, and having received additional advice from legal counsel and the Financial Advisors, based on such advice, review and evaluation, and for the reasons set out in the section of this Notice of Change entitled “Reasons for Recommendation”, among others, the Board of Directors unanimously determined that the Revised HudBay Offer was fair, from a financial point of view, to the Shareholders (other than HudBay and its affiliates), and that it would be in the best interests of Augusta to support and facilitate the Revised HudBay Offer and to recommend that Shareholders tender their Common Shares thereto.  The Board of Directors also unanimously resolved to enter into the Support Agreement.

Following the meeting of the Board of Directors, Augusta and HudBay finalized the Support Agreement.  In the early hours of June 23, 2014, Augusta and HudBay entered into the Support Agreement and HudBay entered into the Lock-Up Agreements with each of the directors and officers of Augusta and with certain other Shareholders.

Prior to the opening of markets on June 23, 2014, Augusta and HudBay issued a joint news release regarding the entering into of the Support Agreement and the Lock-Up Agreements.

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AGREEMENTS RELATING TO THE REVISED HUDBAY OFFER

Support Agreement

Augusta and HudBay have entered into the Support Agreement pursuant to which, and subject to the conditions set forth therein, HudBay agreed to amend the Original HudBay Offer and Augusta agreed to support the Revised HudBay Offer.  The material terms and provisions of the Support Agreement are summarized below.  This summary is qualified in its entirety by the terms of the Support Agreement, a copy of which is available Augusta’s issuer profile on SEDAR at www.sedar.com and as an exhibit to an amendment to Augusta’s Schedule 14D-9, which is available on EDGAR at www.sec.gov.

The Revised HudBay Offer

Pursuant to the terms of the Support Agreement, HudBay has agreed to vary the Original HudBay Offer to, among other things, increase the consideration thereunder to include, in addition to 0.315 of a HudBay Share provided for in the Original HudBay Offer, 0.17 of a HudBay Warrant, and extend the expiry time of the Original HudBay Offer until a time not earlier than 5:00 p.m. (Toronto time) on the date that is 10 business days following the filing of the HudBay Notice of Variation and Extension with the SEC.

HudBay has agreed to take up all of the Common Shares tendered to the Revised HudBay Offer no later than 9:00 a.m. on the first business day (determined in accordance with the U.S. Exchange Act) following the first scheduled Expiry Time if and when all of the conditions to the Revised HudBay Offer shall have been satisfied or waived by HudBay, in its sole discretion, and pay for such Common Shares promptly and in any event not later than three business days following such scheduled Expiry Time.

HudBay may, in its sole discretion, modify or waive any term or condition of the Revised HudBay Offer (including any further extension of the Expiry Time); provided that HudBay shall not, without the prior consent of Augusta, impose additional conditions to the Revised HudBay Offer, decrease the consideration per Common Share, decrease the number of Common Shares in respect of which the Revised HudBay Offer is made, change the form of consideration payable under the Revised HudBay Offer (other than to increase the total consideration per Common Share or add additional consideration) or otherwise vary the Revised HudBay Offer or any terms or conditions thereof in a manner which is adverse to the Shareholders.

If HudBay takes up any Common Shares under the Revised HudBay Offer, it shall make a public announcement of such fact and HudBay shall extend the Revised HudBay Offer for a period of not less than 10 days.

Support of the Revised HudBay Offer

In connection with the Support Agreement, the Board of Directors unanimously determined, after consultation with its financial and legal advisors, (i) that the consideration offered for the Common Shares pursuant to the Revised HudBay Offer is fair, from a financial point of view, to all Shareholders (other than HudBay and its affiliates), and (ii) that it would be in the best interests of Augusta to support and facilitate the Revised HudBay Offer and enter into the Support Agreement and to recommend that Shareholders tender their Common Shares to the Revised HudBay Offer, all on the terms and subject to the conditions contained in the Support Agreement.

Shareholder Rights Plan

Augusta and the Board of Directors have agreed to take all further action necessary: (a) in order to ensure that the Separation Time (as such term is defined in the Shareholder Rights Plan) in respect of the SRP Rights does not occur in connection with the Support Agreement or any of the transactions contemplated under the Support Agreement, and (b) to terminate the Shareholder Rights Plan with effect immediately prior to HudBay first taking up any Common Shares pursuant to the Revised HudBay Offer or otherwise render the Shareholder Rights Plan inoperative against the Revised HudBay Offer, the acquisition of Common Shares pursuant to the Revised HudBay Offer and the transactions contemplated under the Support Agreement with effect immediately prior to HudBay first

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taking up any Common Shares pursuant to the Revised HudBay Offer. Augusta has also covenanted that it (i) will not waive the application of the Shareholder Rights Plan to any Acquisition Proposal unless (A) it is a Superior Proposal and the period during which HudBay has the right to match such Superior Proposal has expired, or (B) such waiver is deemed to occur under the Shareholder Rights Plan as a result of a waiver by HudBay of the application of the Shareholder Rights Plan to the Revised HudBay Offer in accordance with the Support Agreement, and (ii) will not amend the Shareholder Rights Plan nor authorize, approve or adopt any other shareholder rights plan or enter into any agreement providing therefor. Notwithstanding the foregoing, Augusta shall be entitled to defer the Separation Time in respect of the SRP Rights in connection with an Acquisition Proposal.

No Solicitation

Augusta has agreed that it shall and shall direct and cause its subsidiaries and its and their representatives to, immediately cease and cause to be terminated any existing solicitation, encouragement, discussion or negotiation with any person (other than HudBay or its representatives) with respect to any potential Acquisition Proposal, whether or not initiated by Augusta, and in connection therewith, Augusta will discontinue access to any data rooms (virtual or otherwise).  Augusta shall not amend, modify or waive any confidentiality agreement, standstill agreement or standstill provisions contained in any agreements entered into by Augusta with other parties relating to a potential Acquisition Proposal.

Augusta further agreed that, except as otherwise provided in the Support Agreement, Augusta shall not, and shall not authorize or permit any of its subsidiaries or its or their representatives to take any action of any kind that would reasonably be expected to, directly or indirectly, interfere with the successful and timely completion of the transaction contemplated under the Support Agreement, including any action to, directly or indirectly, through any of its subsidiaries or its or their representatives: (a) solicit, assist, initiate, encourage or otherwise knowingly facilitate (including by way of furnishing information, permitting any visit to any facilities or properties of Augusta or any of its subsidiaries or entering into any contract) the initiation of any inquiries, offers or proposals regarding an Acquisition Proposal; provided that, for greater certainty, Augusta may advise any person making an unsolicited Acquisition Proposal that such Acquisition Proposal does not constitute a Superior Proposal when the Board of Directors has so determined; (b) engage or participate in or otherwise facilitate any discussions or negotiations with, or provide any information to any person regarding, an Acquisition Proposal; (c) withdraw, modify or qualify (or propose to do so), in a manner adverse to HudBay, the approval or recommendation of the Board of Directors, of the Revised HudBay Offer or the Support Agreement; (d) approve or recommend or remain neutral or propose publicly to approve or recommend or remain neutral with respect to any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal for a period of no more than five business days following the public announcement of such Acquisition Proposal shall not be considered to be in violation of the Support Agreement); or (e) accept, recommend, approve or enter into any letter of intent, agreement in principle, agreement, understanding or arrangement in respect of an Acquisition Proposal or providing for the payment of any break, termination or other fees or expenses to any person in the event that Augusta completes the transactions contemplated in the Support Agreement or any other transaction with HudBay or any of its affiliates agreed to prior to any termination of the Support Agreement, whether formal or informal.

Augusta has agreed to, as soon as practicable and in any event within 24 hours following receipt thereof, notify HudBay, at first orally and then as soon as possible thereafter within such 24 hour period in writing, of any inquiry, proposal or offer (or any amendment thereto) or request relating to or constituting an Acquisition Proposal, any request for discussions or negotiations, and/or any request for non-public information relating to Augusta or for access to properties, books and records or a list of the Shareholders or other securityholders of Augusta of which Augusta, its subsidiaries, or its or their representatives are or become aware, or any amendments to the foregoing. Such notice shall include the material terms and conditions of, and the identity of the person making, any inquiry, proposal or offer (including any amendment thereto), and shall include, in the case of a proposal or offer, copies of any such proposal or offer or any amendment to any of the foregoing.  Augusta has agreed to keep HudBay informed of the status, including any change to the material terms, of any such proposal or offer or any amendment to the foregoing, and will respond promptly to all reasonable inquiries by HudBay with respect thereto.

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Augusta has agreed to ensure that its subsidiaries and its and their representatives, are aware of, and agree to be bound by, the non-solicitation provisions of the Support Agreement and Augusta shall be responsible for any breach by such persons.

Superior Proposals, Right to Match, etc.

Augusta has agreed that, subject to the provisions of the Support Agreement, it will not accept, approve, recommend or enter into any agreement, understanding or arrangement in respect of an Acquisition Proposal (other than a confidentiality agreement permitted under the Support Agreement) and/or withdraw, modify or qualify its approval or recommendation in respect of the Revised HudBay Offer and recommend or approve the Acquisition Proposal, unless: (a) the Board of Directors has determined that the Acquisition Proposal constitutes a Superior Proposal; (b) Augusta has complied with its obligations under the Support Agreement and has provided HudBay with a copy of the Acquisition Proposal (including, if applicable, a copy of any proposed agreement relating to such Acquisition Proposal); (c) a period (the “Response Period”) of five business days shall have elapsed from the later of (i) the date on which HudBay received written notice from the Board of Directors that the Board of Directors determined, subject to compliance with the non-solicitation provisions of the Support Agreement, to accept, approve, recommend or enter into a binding agreement to proceed with the Superior Proposal, and (ii) the date HudBay received a copy of such Acquisition Proposal; (d) after the Response Period, the Board of Directors has determined in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal continues to constitute a Superior Proposal; and (e) Augusta concurrently terminates the Support Agreement pursuant to its terms and pays to HudBay the Termination Payment.

During the Response Period, HudBay will have the right, but not the obligation, to offer to amend the terms of the Support Agreement and the Revised HudBay Offer. The Board of Directors will review any proposal by HudBay to amend the terms of the Revised HudBay Offer in order to determine, in good faith in the exercise of its fiduciary duties whether the Revised HudBay Offer as it is proposed by HudBay to be amended would, upon acceptance by Augusta, result in the Acquisition Proposal ceasing to be a Superior Proposal compared to the proposed amended Revised HudBay Offer. If the Board of Directors does so determine, the Board of Directors will cause Augusta to promptly enter into an amendment to the Support Agreement reflecting the amended Revised HudBay Offer.

The Augusta Board of Directors shall promptly (and in any event within three business days) reaffirm its recommendation of the Offer by news release after the Board of Directors determines that the proposed amendment to the transaction contemplated under the Support Agreement and the Revised HudBay Offer would result in an Acquisition Proposal that was publicly announced not being a Superior Proposal and HudBay has so amended the terms of the Support Agreement.

Board of Directors

Augusta acknowledges that, promptly upon the take-up and payment by HudBay pursuant to the Revised HudBay Offer of such number of Common Shares which, together with Common Shares already owned by HudBay, represent in excess of 50% of the then outstanding Common Shares plus one Common Share and from time to time thereafter, HudBay shall be entitled to designate such number of directors of the Board of Directors, proportionate to the percentage of Common Shares owned by HudBay and Augusta shall not frustrate the attempts of HudBay to do so and covenants to co-operate with HudBay, subject to applicable law, to enable the designees of HudBay to be elected or appointed to the Board of Directors, and to constitute such proportionate representation on the Board of Directors, which for greater certainty, will be a majority of the Board of Directors, including, without limitation, at the request of HudBay, by using its best efforts to increase the size of the Board of Directors and reasonable commercial efforts to secure the resignations of such directors as HudBay may request.

Termination of the Support Agreement

The Support Agreement may be terminated prior to the time that HudBay shall have first taken up, acquired ownership of and paid for Common Shares pursuant to the Revised HudBay Offer or in the following circumstances: (a) by mutual written consent of HudBay and Augusta; (b) by HudBay by written notice to Augusta if any condition

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to amending the Original HudBay Offer has not been satisfied or waived by HudBay, in its sole discretion, at or before the mailing of the HudBay Notice of Variation and Extension in accordance with the Support Agreement, except where failure to satisfy such condition is, in whole or in part, a result of a default by HudBay of its obligations pursuant to the Support Agreement; (c) by HudBay by written notice to Augusta at any time if: (i) Augusta is in default of certain covenants or obligations relating to the non-solicitation, Shareholder Rights Plan and access to information provisions of the Support Agreement; (ii) Augusta has breached any other covenant or obligation under the Support Agreement except for breaches that neither individually nor in the aggregate, result or could reasonably be expected to result, in a Material Adverse Change; or (iii) any representation or warranty of Augusta: (A) that is qualified by reference to a Material Adverse Change is found to be untrue or incorrect in any respect; or (B) that is not qualified by reference to a Material Adverse Change is found to be untrue or incorrect unless the failure to be true or correct has neither individually nor in the aggregate with other such representations being untrue or incorrect caused or reasonably may be expected to cause, a Material Adverse Change; provided that in each case, such right of termination shall not be available with respect to any breach or failure that is capable of being cured and such breach or failure has been cured by the earlier of the date which is five business days from the date of written notice of such breach or failure and the business day prior to the day on which the Expiry Time occurs; (d) by HudBay by written notice to Augusta if the Board of Directors fails to publicly recommend the Revised HudBay Offer in accordance with the terms of the Support Agreement or reaffirm its approval of the Revised HudBay Offer within three business days of any written request by HudBay (or, in the event that the Revised HudBay Offer shall be scheduled to expire within such three business day period, prior to the scheduled expiry of the Revised HudBay Offer); (e) by HudBay by written notice to Augusta if the Board of Directors or any committee thereof withdraws, amends or modifies in any manner adverse to HudBay or the Board of Directors fails to publicly recommend or reaffirm its approval of the Revised HudBay Offer and recommendation that Shareholders tender all of the Common Shares under the Revised HudBay Offer within three business days of (i) the public announcement of any Acquisition Proposal which the Board of Directors has determined is not a Superior Proposal or (ii) the written request by HudBay that the Board of Directors make such a recommendation or reaffirmation; (f) by HudBay by written notice to Augusta if Augusta fails to take any action required under the Support Agreement with respect to the Shareholder Rights Plan to defer the Separation Time in respect of the SRP Rights, waive the application of the Shareholder Rights Plan to the transactions contemplated under the Support Agreement or to allow the timely completion of any of the transactions contemplated under the Support Agreement; (g) by Augusta by written notice to HudBay at any time if any representation or warranty of HudBay under the Support Agreement: (i) that is qualified by reference to a HudBay Material Adverse Change is found to be untrue or incorrect in any respect; or (ii) that is not qualified by reference to a HudBay Material Adverse Change is found to be untrue or incorrect unless the failure to be true or correct has neither individually nor in the aggregate with other such representations being untrue or incorrect caused or reasonably may be expected to cause, a HudBay Material Adverse Change; (h) by Augusta by written notice to HudBay if: (A) HudBay has not mailed the HudBay Notice of Variation and Extension in accordance with the timeframe set forth in the Support Agreement except where such failure is attributable, in whole or in part, to a default by Augusta; or (B) the Revised HudBay Offer (or any amendment thereto other than as permitted under the Support Agreement or any amendment thereof that has been mutually agreed to by Augusta and HudBay) does not conform in all material respects with the Support Agreement or any amendment thereof that has been mutually agreed to by Augusta and HudBay and such non conformity is not cured within five business days from the date of written notice to that effect from Augusta; (i) by Augusta by written notice to HudBay in order to accept, approve, recommend or enter into a binding written agreement with respect to a Superior Proposal; (j) by Augusta or HudBay by written notice to the other of them if the Effective Time does not occur on or prior to the date that is 60 days from the date of the HudBay Notice of Variation and Extension, subject to certain extensions provided for in the Support Agreement, provided that the failure of the Effective Time to so occur is not attributable, in whole or in part, to a breach of a representation, warranty or covenant by the party terminating the Support Agreement (however, Augusta may only terminate if HudBay has not waived the unsatisfied conditions and publicly announced its intention to take up and pay for Common Shares that have been deposited pursuant to the Revised HudBay Offer); (k) by either Augusta or HudBay by written notice to the other if the Revised HudBay Offer terminates, expires or is withdrawn at the Expiry Time without HudBay taking up and paying for any of the Common Shares as a result of the failure of any condition to the Revised HudBay Offer to be satisfied or waived, unless the failure of such condition shall be attributable, in whole or in part, to the failure of the party seeking to terminate the Support Agreement to perform the obligations required to be performed by it under

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the Support Agreement; or (l) by either Augusta or HudBay by written notice to the other if any law in force in Canada or the United States (other than a judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, orders, decisions, rulings or awards of any Governmental Authority resulting from action inconsistent with the Support Agreement) makes the completion of the Revised HudBay Offer or the transactions contemplated under the Support Agreement illegal or otherwise prohibited.

Termination Payment and Expense Reimbursement

HudBay shall be entitled to a cash termination payment (the “Termination Payment”) in an amount equal to $20,000,000 upon the occurrence of any of the following events (each a “Termination Payment Event”), which shall be paid by Augusta within the time specified in respect of any such Termination Payment Event: (x) HudBay shall have terminated the Support Agreement pursuant to the following clauses described under “Agreements Relating to the Revised HudBay Offer – Support Agreement – Termination of the Support Agreement” set out above: (c)(i) (material breach or default by Augusta); (d) (failure to re-affirm), (e) (change in or failure to make recommendation); or (f) (failure to act under the Shareholder Rights Plan), in which case the Termination Payment shall be paid by 4:00 pm (Toronto time) on the day on which the Support Agreement is terminated; (y) Augusta proposes to terminate the Support Agreement pursuant to clauses (i) described under “Agreements Relating to the Revised HudBay Offer – Support Agreement – Termination of the Support Agreement” set out above (acceptance of Superior Proposal), in which case Augusta shall pay HudBay the Termination Payment prior to accepting, recommending or approving the Superior Proposal or entering into of any agreement (other than a confidentiality agreement permitted by the Support Agreement) relating to a Superior Proposal; or (z) on or after the date of the Support Agreement and prior to the Expiry Time an Acquisition Proposal is publicly announced or any person has publicly announced an intention to make an Acquisition Proposal, and such Acquisition Proposal has not expired, been withdrawn or been publicly abandoned, and either: (A) an Acquisition Proposal is completed within 12 months following the later of (I) the date the Support Agreement is terminated and (II) the Effective Time, in which case the Termination Payment shall be paid to HudBay concurrently with the completion of such Acquisition Proposal; or (B) an agreement in respect of an Acquisition Proposal (other than a confidentiality agreement permitted by the Support Agreement) is entered into by Augusta within 12 months following the later of (I) the date the Support Agreement is terminated and (II) the Effective Time, and such Acquisition Proposal is completed at any time after the date of the Support Agreement, in which case the Termination Payment shall be paid to HudBay concurrently with the completion of such Acquisition Proposal.

Unless the Termination Payment is paid, HudBay shall be entitled to an expense reimbursement payment of $5,500,000 (the “Expense Reimbursement”) if the Support Agreement is terminated pursuant to the following clauses described under “Agreements Relating to the Revised HudBay Offer – Support Agreement – Termination of the Support Agreement” set out above (c)(ii) (breach of non-material covenants) or (c)(iii) (breach of representations)  in which case the Expense Reimbursement shall be paid to HudBay by 4:00 p.m. (Toronto time) on the day on which the Support Agreement is terminated.  If the Expense Reimbursement payment has been made and a Termination Payment subsequently becomes payable, the Termination Payment shall be reduced by the amount of any such Expense Reimbursement payment.

Representations and Warranties

The Support Agreement contains customary representations and warranties of HudBay and Augusta relating to, among other things: corporate authorization, capitalization and enforceability of the Support Agreement. The representations and warranties of each of Augusta and HudBay also address various matters relating to the business, operations and properties of each and subsidiaries of each, including, among other things: public filings; accuracy of financial statements; liabilities and indebtedness; books and records; absence of certain changes or events; litigation; compliance with laws; employment matters; tax matters; material contracts; related party transactions; mineral resources; mineral rights; permits; disclosure controls and procedures; internal controls; reporting issuer status and anti-corruption laws.

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Conduct of Business

Augusta has covenanted and agreed that, during the period from the date of the Support Agreement until such time as designees of HudBay representing at least a majority of the directors on the Board of Directors shall have been appointed to the Board of Directors, unless HudBay shall otherwise expressly consent in writing (such consent not to be unreasonably withheld, delayed or conditioned) or as expressly permitted or specifically contemplated by the Support Agreement or required by law, the business of Augusta shall be conducted only, and Augusta shall not take any action except, in the ordinary course of business and Augusta shall, and shall cause its subsidiaries and its and their representatives, to use commercially reasonable efforts to maintain and preserve its business organization and goodwill and assets (including Augusta Mineral Rights (as such term is defined in the Support Agreement)), to keep available the services of its directors, officers and employees, to maintain satisfactory relationships with suppliers, distributors, customers, employees and others having key business relationships with them; and shall not make any material change in the business, assets, liabilities, operations, capital or affairs of Augusta or its subsidiaries other than changes in the ordinary course of business. Without limiting the generality of the foregoing, Augusta has also agreed that it shall not, directly or indirectly, do or permit to occur, certain actions specified in the Support Agreement. Among other things, Augusta shall not: (a) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets or otherwise) any corporation, partnership or other business organization or division thereof or any property or asset, or make any investment either by the purchase of securities, contributions of capital (other than to wholly-owned subsidiaries), property transfer, or purchase of any property or enter into or extend any option to acquire, or exercise an option to acquire, any property or assets of any other person, if any of the foregoing would individually or in the aggregate, have a value in excess of $5,000,000; (b) make or commit to make capital expenditures that, are, in the aggregate, in excess of $5,000,000; or (c) pledge, lease, license or cause or permit any material Liens (as such term is defined in the Support Agreement) to be created on any Augusta Mineral Rights or assets which, individually or in the aggregate, have a value in excess of $5,000,000 or sell or dispose of any material Augusta Mineral Rights.

Each of HudBay and Augusta has also agreed to promptly notify the other if: (i) it becomes aware that the HudBay Notice of Variation and Extension, this Notice of Change, an application for an order, any registration, consent, circular or approval, or any other filing under applicable laws contains an untrue statement of a material fact or omits to state a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement thereto; and (ii) the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would or would be reasonably likely to (A) cause any of the representations or warranties of any party contained in the Support Agreement to be untrue or inaccurate in any material respect; or (B) result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by either party prior to the Expiry Time or the time that HudBay first takes up, acquires ownership of and pays for Common Shares pursuant to the Revised HudBay Offer, as applicable.

Other Covenants

Augusta and HudBay each have agreed to a number of mutual covenants, including to use its reasonable efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated pursuant to the Support Agreement and to cooperate with each other in connection with their respective obligations under the Support Agreement, including using commercially reasonable efforts: (a) to obtain all necessary or advisable consents, approvals and authorizations as are required or advisable to be obtained under applicable law, including, without limitation, under the rules of the NYSE and the TSX and, in the case of HudBay to list the HudBay Shares issuable pursuant to the Revised HudBay Offer and pursuant to the exercise of the HudBay Warrants on the NYSE and the TSX, and to list the HudBay Warrants on the TSX; (b) to defend all lawsuits or other legal proceedings challenging the Support Agreement or the consummation of the transactions contemplated thereunder; (c) to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated under the Support Agreement; (d) to effect all necessary registrations and other filings and submissions of information requested by Governmental Authorities or

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required under any applicable securities laws, or any other law relating to the transactions contemplated under the Support Agreement; (e) to effect all necessary filings and submissions as are required or advisable to obtain Competition Act Approval (as such term is defined under the Support Agreement); (f) to settle the HudBay Warrant Indenture providing for the issuance of the HudBay Warrants in a form satisfactory to each of Augusta and HudBay, acting reasonably; (g) to execute and deliver such documents as the other party may reasonably require; and (h) to fulfil all conditions within its power and satisfy all provisions of the Support Agreement, the revised HudBay Offer and the transactions contemplated under the Support Agreement.

Directors’ and Officers’ Insurance and Indemnification

HudBay agreed that for the period from the date that HudBay first takes up, acquires ownership of and pays for Common Shares pursuant to the Revised HudBay Offer until six years after that date, HudBay will cause Augusta or any successor to Augusta (including the successor resulting from the winding-up or liquidation or dissolution of Augusta) to maintain Augusta’s current directors’ and officers’ insurance policy or an equivalent policy, on a “trailing” or “run-off” basis, subject in either case to terms and conditions no less advantageous to the directors and officers of Augusta than those contained in the policy in effect on the date of the Support Agreement, for all present and former directors and officers of Augusta, covering claims made prior to or within six years after the date that the HudBay first takes up, acquires ownership of and pays for Common Shares pursuant to the Revised HudBay Offer; provided, however, that neither Augusta nor HudBay shall be required, in order to maintain such directors’ and officers’ insurance policy, to pay an annual premium in excess of 200% of the annual cost (the “Current Premia”) of the existing policies; and provided further that, if equivalent coverage cannot be obtained or can only be obtained by paying an annual premium in excess of 200% of the Current Premia, Augusta and HudBay shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to 200% of the Current Premia. Furthermore, prior to the date that HudBay first takes up, acquires ownership of and pays for Common Shares pursuant to the Revised HudBay Offer, Augusta may, in the alternative, purchase pre-paid non-cancellable run off directors’ and officers’ liability insurance for a period of up to six years from the date that HudBay first takes up, acquires ownership of and pays for Common Shares pursuant to the Revised HudBay Offer providing such coverage for such persons on terms comparable to those contained in the current insurance policies and at a cost that does not exceed 200% of the Current Premia.

Outstanding Options, RSUs and Restricted Shares

The Board of Directors agreed in the Support Agreement to resolve to permit the exercise or surrender (including on a cashless basis) of all Options conditional upon, and immediately prior to, HudBay first taking up Common Shares under the Revised HudBay Offer and to further resolve that (i) all Options contemplated in Section 13(a) of the Stock Option Plan shall become immediately exercisable and (ii) all Options contemplated in section 13(b) of the Stock Option Plan shall be surrendered to Augusta and cancelled in consideration for an amount in cash equal to the fair value of such Options, as calculated in accordance with the Stock Option Plan.

The Board of Directors also agreed to resolve to accelerate vesting of all of the RSUs and Restricted Shares, and to satisfy the obligations to the holders of the RSUs with Common Shares, and to permit the exercise of all RSUs and the deposit of all Common Shares in respect of the outstanding RSUs and Restricted Shares conditional upon, and immediately prior to, HudBay first taking up Common Shares under the Revised HudBay Offer.

Under the Support Agreement, HudBay acknowledged and agreed that (i) holders of Options and RSUs will be permitted to tender Common Shares issuable upon the exercise or vesting thereof to the Revised HudBay Offer in a manner acceptable to HudBay, acting reasonably, conditional upon, and immediately prior to, HudBay first taking up Common Shares under the Revised HudBay Offer, and (ii) all Common Shares that are to be issued pursuant to any such conditional exercise, surrender and vesting shall be accepted as validly tendered under the Revised HudBay Offer, provided that the holders of such Options and/or RSUs otherwise validly accept the Revised HudBay Offer in accordance with its terms with respect to such Common Shares. On the conditional exercise, surrender or vesting of Options or RSUs, including on a cashless basis in accordance with the provisions of the applicable plan, provided that the Common Shares acquired on such conditional exercise, surrender or vesting are tendered to the

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Revised HudBay Offer, the holder shall direct HudBay in writing (in a form acceptable to HudBay, acting reasonably) to pay to Augusta from the consideration received for such deposited Common Shares otherwise payable to the Option or RSU holder for remittance to the relevant tax authority an amount, if any (the “Withholding Amount”), sufficient to satisfy all applicable income tax and other source deductions arising on the exercise of the Options or the vesting of the RSUs. The Withholding Amount shall be determined by Augusta provided that Augusta shall consult with HudBay with respect to the manner in which Withholding Amounts are to be determined. If HudBay Shares or HudBay Warrants received as consideration under the Offer are to be sold in the market for purposes of satisfying the Withholding Amount, the holder of the relevant Options and RSUs must deliver an acknowledgement to HudBay and Augusta that neither has any liability in respect of the sale process.

Lock-Up Agreements

Each of the directors and officers of Augusta and certain other Locked-Up Shareholders, (who, after giving effect to the exercise or conversion of their Options, Convertible Notes or other Convertible Securities hold or exercise control or direction over an aggregate of approximately 33% of the Common Shares on a fully-diluted basis) have entered into Lock-Up Agreements with HudBay.  Under the terms of the Lock-Up Agreements, the Locked-Up Shareholders have agreed to deposit, and not withdraw, except in limited circumstances, all of their Common Shares (together with any Common Shares they may acquire upon the exercise or conversion of their Options, Convertible Notes or other Convertible Securities) to the Revised HudBay Offer.

The Lock-Up Agreements shall terminate in the event that the Support Agreement is terminated in accordance with its terms and in certain other circumstances.  In the event of such termination, such tendering Locked-Up Shareholders shall be entitled to withdraw all of the Common Shares deposited in accordance with the terms of the Revised HudBay Offer.

A copy of the form of Lock-Up Agreement is available on Augusta’s issuer profile on SEDAR at www.sedar.com and as an exhibit to an amendment to Augusta’s Schedule 14D-9, which is available on EDGAR at www.sec.gov.

FINANCIAL ADVISORS AND OPINIONS

As part of their engagement, each of Scotiabank and TD Securities has delivered a written opinion to the Board of Directors to the effect that, as of the date of their respective opinions and based upon and subject to the assumptions, limitations and qualifications set forth in their respective opinions, the consideration offered pursuant to the Revised HudBay Offer is fair, from a financial point of view, to the Shareholders (other than HudBay and its affiliates).2

The full text of the opinion delivered by Scotiabank, including the assumptions made and the review undertaken in connection with its preparation, is attached as Appendix “A” to this Notice of Change.  The full text of the opinion delivered by TD Securities, including the assumptions made and the review undertaken in connection with its preparation, is attached as Appendix “B” to this Notice of Change.  All summaries and references to the opinions delivered by Scotiabank and TD Securities in this Notice of Change are qualified in their entirety by reference to the full text of such opinions.  You are urged to read these opinions carefully and in their entirety for a description of the procedures followed, matters considered and limitations on the review undertaken by each of Scotiabank and TD Securities.  Each of the opinions only addresses the fairness of the consideration offered pursuant to the Revised HudBay Offer to the Shareholders (other than HudBay and any of its affiliates) from a financial point of view.  The opinions delivered by Scotiabank and TD Securities were provided for the information and assistance of the Board of Directors in connection with its consideration of the Revised HudBay Offer.  The description of these opinions in this Notice of Change and the opinions themselves do not constitute a recommendation to Shareholders as to whether or not they should tender their Common Shares to the Revised HudBay Offer.  The opinions delivered by Scotiabank and TD Securities were one of several factors taken into consideration by the Board of Directors in unanimously determining that the Revised HudBay Offer is fair to Shareholders (other than HudBay and any of its
________________________________
2
1832 Asset Management L.P. (formerly GCIC Ltd.), a beneficial owner of more than 10% of the Common Shares of Augusta, is a limited partnership, the general partner of which is wholly-owned subsidiary of The Bank of Nova Scotia, an affiliate of Scotiabank, one of Augusta’s Financial Advisors, and is a manager of mutual funds and investment solutions for private clients, institutional clients and managed asset programs.

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affiliates) and is in the best interests of Augusta, and recommending that Shareholders accept the Revised HudBay Offer and tender their Common Shares thereto.

Pursuant to the terms of the engagement letters entered into with Scotiabank and TD Securities, Augusta has agreed to pay certain fees to each of Scotiabank and TD Securities, including fees if Augusta remains independent and fees if certain transactions are consummated in connection with the various financial advisory services and advice provided to the Board of Directors by Scotiabank and TD Securities.  A significant portion of such fees are contingent upon the consummation of certain transactions.  Augusta has also agreed to reimburse each of Scotiabank and TD Securities for reasonable expenses and to indemnify each of Scotiabank and TD Securities against certain liabilities incurred by them in connection with the performance of their respective services.

OWNERSHIP OF SECURITIES OF AUGUSTA

As at June 30, 2014, the following securities of Augusta were issued and outstanding:

●	145,596,205 Common Shares, which includes 347,501 issued and outstanding Restricted Shares;

●	5,737,334 Options;

●	205,001 RSUs;

●	4,674,951 Warrants; and

●	$10,000,000 aggregate principal amount of Convertible Notes.

To the knowledge of the directors and officers of Augusta after reasonable inquiry, no person beneficially owns, or exercises control or direction over, directly or indirectly, more than 10% of the outstanding Common Shares, except:

Name of Shareholder	Number of Common Shares	Percentage of Common Shares(1)
HudBay Minerals Inc.	23,058,585	15.84%

1832 Asset Management L.P.(2)	15,522,500	10.66%

Notes:

1.	Based on 145,596,205 issued and outstanding Common Shares as of June 30, 2014.

2.
1832 Asset Management L.P. (formerly GCIC Ltd.) is a limited partnership, the general partner of which is wholly-owned subsidiary of The Bank of Nova Scotia, an affiliate of Scotiabank, one of Augusta’s Financial Advisors, and is a manager of mutual funds and investment solutions for private clients, institutional clients and managed asset programs.

Ross J. Beaty currently holds 1,235,000 Common Shares and indirectly has direction and control over an additional 12,252,760 Common Shares held through Kestrel Holdings Ltd., which represent an aggregate of approximately 9.26% of the outstanding Common Shares as at June 30, 2014, calculated on a non-diluted basis.  In addition, Kestrel Holdings Ltd. holds $5,000,000 aggregate principal amount of Convertible Notes, which may be converted to acquire an additional 2,440,468 Common Shares (assuming the conversion of all principal and accrued interest) as of June 30, 2014.  If all such Convertible Notes were converted, Mr. Beaty would exercise ownership and control, directly and indirectly, over a total of 15,928,228 Common Shares, which would represent approximately 9.86% of the issued and outstanding Common Shares as at June 30, 2014, calculated on a partially-diluted basis.

The names of the directors and officers of Augusta, the positions held by them with Augusta and the number and percentage of Common Shares, Options, RSUs and Restricted Shares beneficially owned or over which control or direction is exercised, as of the date hereof, by each of them and, where known after reasonably inquiry, by their respective associates or affiliates, are as follows:

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Name and Position	Number of Common Shares		Percentage of Outstanding Common Shares(1)	Number of Options	Percentage of Outstanding Options(2)	Number of RSUs	Percentage of Outstanding RSUs(3)	Number of Restricted Shares	Percentage of Outstanding Restricted Shares(4)
Richard W. Warke Executive Chairman and Director	10,802,241	(5)	7.42%	605,000	10.54%	87,500	42.68%	‒	‒
Gilmour Clausen President, Chief Executive Officer and Director	1,575,160	(6)	1.08%	860,000	14.99%	‒	‒	130,000	37.41%
Timothy C. Baker Director	133,774		0.09%	237,500	4.14%	20,000	9.76%	‒	‒
Lenard F. Boggio Director	‒		‒	100,000	1.74%	‒	‒	‒	‒
W. Durand (Randy) Eppler Director	261,667		0.18%	202,500	3.53%	‒	‒	20,000	5.76%
Christopher M.H. Jennings Lead Director	534,667		0.37%	202,500	3.53%	20,000	9.76%	‒	‒
Robert P. Pirooz Director	20,000		0.01%	150,000	2.61%	‒	‒	‒	‒
Robert P. Wares Director	255,000		0.18%	152,500	2.66%	‒	‒	‒	‒
Rodney O. Pace Executive VP and Chief Operating Officer	29,300		0.02%	375,000	6.54%	‒	‒	73,334	21.10%
Joseph M. Longpré Senior VP and Chief Financial Officer	41,667		0.03%	250,000	4.36%	19,167	9.35%	‒	‒
James A. Sturgess Senior VP Corporate Development and Government Affairs	93,767	(7)	0.06%	387,500	6.75%	‒	‒	59,167	17.03%
Katherine A. Arnold VP, Environmental and Regulatory Affairs	52,613		0.04%	125,000	2.18%	‒	‒	7,500	2.16%
Letitia Cornacchia (Wong) VP, Investor Relations and Corporate Communications	12,000		0.01%	160,000	2.79%	7,500	3.66%	‒	‒
Gordon Jang VP and Corporate Controller	230,000	(8)	0.16%	125,000	2.18%	22,500	10.98%	‒	‒
Charles J. Magolske VP, Corporate Development and Marketing	65,000	(9)	0.04%	205,000	3.57%	‒	‒	7,500	2.16%

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Name and Position	Number of Common Shares	Percentage of Outstanding Common Shares(1)	Number of Options	Percentage of Outstanding Options(2)	Number of RSUs	Percentage of Outstanding RSUs(3)	Number of Restricted Shares	Percentage of Outstanding Restricted Shares(4)
Lance C. Newman VP, Project Development	93,334	0.06%	235,000	4.10%	‒	‒	22,500	6.47%
Purni Parikh VP, Corporate Secretary	372,666	0.26%	235,000	4.10%	28,334	13.82%	‒	‒
Mark G. Stevens VP, Exploration	82,963	0.06%	245,000	4.27%	‒	‒	22,500	6.47%
TOTAL	14,655,819	10.07%	4,852,500	84.58%	205,001	100%	342,501	98.56%

Notes:

1.	Based on 145,596,205 issued and outstanding Common Shares as of June 30, 2014.

2.	Based on 5,737,334 issued and outstanding Options as of June 30, 2014.

3.	Based on 205,001 issued and outstanding RSUs as of June 30, 2014.

4.	Based on 347,501 issued and outstanding Restricted Shares as of June 30, 2014.

5.
Mr. Warke indirectly holds 27,800 Common Shares through Augusta Capital Corporation and 4,739,191 Common Shares through Augusta Investments Inc., each of which is a company that Mr. Warke has control or direction over.  On October 23, 2013, Mr. Warke transferred 5,326,251 Common Shares to Carlotte Warke in accordance with the terms of a matrimonial agreement.  Mr. Warke, however, has maintained voting control over the Common Shares transferred to Ms. Warke pursuant to the terms of such matrimonial agreement.  Mr. Warke also holds 2,500 Common Shares in trust for Richie Warke.  All of the aforementioned Common Shares are included.

6.	Includes 112,500 Commons Shares registered in the name of Valerie Clausen.

7.	Includes 36,700 Common Shares held in the IRA Account of Patti Sturgess.

8.	Includes 25,000 Commons Shares registered in the name of Vanessa Jang.

9.	Includes 1,000 Common Shares held by Charles Magolske in trust for each of Caroline Magolske, Elisabeth Magolske, Grace Magolske, Jacqueline Magolske and James Magolske.

In addition to the foregoing, Mr. Warke has direction and control over $5,000,000 aggregate principal amount of  Convertible Notes held by Augusta Investments Inc., which may be converted to acquire an additional 2,440,468 Common Shares (assuming the conversion of all principal and accrued interest) as of June 30, 2014.

To the knowledge of the directors and officers of Augusta after reasonable inquiry, no associate or affiliate of Augusta, no insider of Augusta, any of such insider’s associates or affiliates or any person or company acting jointly or in concert with Augusta, beneficially owns, or exercises control or direction over, directly or indirectly, any securities of Augusta, except as otherwise disclosed in this Notice of Change.

TRADING IN SECURITIES OF AUGUSTA

Since the date of the Directors’ Circular, other than as disclosed below under “Issuances of Securities of Augusta”, none of Augusta, the directors or officers of Augusta or other insiders of Augusta nor, to the knowledge of the directors and officers of Augusta after reasonable enquiry, any of their respective associates or affiliates, or any person or company acting jointly or in concert with Augusta, has traded any securities of Augusta.

ISSUANCES OF SECURITIES OF AUGUSTA

Since the date of the Directors’ Circular, no Common Shares, Options, RSUs, Restricted Shares, Convertible Notes or any other Convertible Securities have been issued or granted to the directors, officers or other insiders of Augusta, other than: (a) an aggregate of 46,667 Common Shares issued to certain directors and officers of Augusta upon the vesting of RSUs; (b) an aggregate of 15,921 Common Shares issued to certain officers and other Option holders of Augusta upon the exercise of Options; and (c) an aggregate of 104,522 Common Shares issued to holders

ACCEPT THE REVISED HUDBAY OFFER AND TENDER YOUR COMMON SHARES THERETO
If you have any questions regarding how to tender your Common Shares to the Revised HudBay Offer, please contact Laurel Hill,
North America Toll-Free at 1-877-452-7184 or collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

of the Convertible Notes as a result of the settlement of interest payments thereon. In addition, since the date of the Directors’ Circular, an aggregate of 72,500 Restricted Shares held by directors and officers of Augusta were forfeited and returned to treasury and an aggregate of 45,000 RSUs held by directors and officers of Augusta were cancelled, in each case, in accordance with their terms.

INTENTION WITH RESPECT TO HUDBAY OFFER

Each of the directors and officers of Augusta has agreed to ACCEPT the Revised HudBay Offer and TENDER his or her Common Shares (including Common Shares issuable on the exercise of Options, Convertible Notes or other Convertible Securities held by them) to the Revised HudBay Offer in accordance with the terms of his or her Lock-Up Agreement.

ARRANGEMENTS BETWEEN AUGUSTA AND ITS
DIRECTORS AND OFFICERS

Except as disclosed in the Directors’ Circular or elsewhere in this Notice of Change, there are no agreements, commitments or understandings made or proposed to be made between Augusta and any of its directors, officers or affiliates, including any agreement, commitment or understanding pursuant to which any payment or other benefit is proposed to be made or given by way of compensation for loss of office or as to any such person remaining in or retiring from office if the Revised HudBay Offer is successful.

Whether a related party receives a “collateral benefit” for purposes of MI 61-101 is relevant in the context of a Subsequent Acquisition Transaction (in which a security holder vote is required). In that regard, subject to certain terms and conditions regarding the timing of a Subsequent Acquisition Transaction and certain other requirements as described in the Revised HudBay Offer and Circular, HudBay may treat the Common Shares acquired pursuant to the Revised HudBay Offer as “minority” shares and vote them, or consider them voted, in favour of a Subsequent Acquisition Transaction. Pursuant to MI 61-101, votes attached to Common Shares held by Shareholders who receive a “collateral benefit” (as defined in MI 61-101) may not be included by HudBay as votes in favour of a Subsequent Acquisition Transaction in determining whether minority approval has been obtained.

With the exception of Richard Warke and Gil Clausen, each of Augusta’s directors and officers and his or her associated entities beneficially own, or exercise control or direction over, less than 1% of the outstanding Common Shares.  As a result, under MI 61-101 none of the benefits that may be received by such other directors and officers as a consequence of the Revised HudBay Offer (including the acceleration of the vesting of otherwise unvested Options, the surrender to Augusta of certain Options for an amount in cash equal to the fair value thereof, the vesting of otherwise unvested RSUs and Restricted Shares, and the right to receive certain payments contemplated under their respective employment agreements if they either resign, for any reason, or are terminated without cause within six months of the successful completion of the Revised HudBay Offer) would constitute a “collateral benefit” received by a “related party” within the meaning of MI 61-101 as (i) such benefits are received solely in connection with such other directors’ or officers’ services as an employee, director or consultant of Augusta, (ii) such benefits are not conferred for the purpose of increasing the value of the consideration paid to such other directors or officers for their Common Shares, (iii) the conferring of such benefits is not conditional on such other directors or officers supporting the Revised HudBay Offer, and (iv) full particulars of such benefits are disclosed in the Directors’ Circular or this Notice of Change.

In this context, the benefits received by the directors and officers of Augusta, other than Mr. Warke and Mr. Clausen, would not preclude HudBay from treating the Common Shares acquired from such directors and officers and their associated entities pursuant to the Revised HudBay Offer as “minority” shares and voting them, or considering them voted, in favour of a Subsequent Acquisition Transaction.

ACCEPT THE REVISED HUDBAY OFFER AND TENDER YOUR COMMON SHARES THERETO
If you have any questions regarding how to tender your Common Shares to the Revised HudBay Offer, please contact Laurel Hill,
North America Toll-Free at 1-877-452-7184 or collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

ARRANGEMENTS WITH HUDBAY

To the knowledge of the directors and officers of Augusta, there are no agreements, commitments or understandings made or proposed to be made between HudBay and any Shareholder relating to the Revised HudBay Offer other than the Lock-Up Agreements described above under “Agreements Relating to the Revised HudBay Offer – Lock-Up Agreements”.

OTHER TRANSACTIONS

Except as disclosed in this Notice of Change under “Agreements Relating to the Revised HudBay Offer – Support Agreement” and in the following sentence, Augusta has not entered into any transaction or agreement in principle, or signed any contract or passed any directors’ resolution in response to the Revised HudBay Offer, nor are there any negotiations in response to the Revised HudBay Offer, which would relate to or would result in: (a) an extraordinary transaction such as a merger or reorganization involving Augusta or any of its subsidiaries; (b) the purchase, sale or transfer of a material portion of assets by Augusta or any of its subsidiaries; (c) a competing take-over bid; (d) a bid by Augusta for its own securities or for those of another issuer; or (e) any material change in the present capitalization of Augusta.  HudBay and Augusta have commenced preliminary discussions regarding the possibility of HudBay providing short-term financing to Augusta.

MATERIAL CHANGES IN THE AFFAIRS OF AUGUSTA

Except as publicly disclosed or otherwise described in this Notice of Change, none of the directors or officers of Augusta are aware of any information that indicates any material change in the affairs or prospects of Augusta since the date of its last published financial statements, being its interim unaudited consolidated financial statements and management’s discussion and analysis for the three months ended March 31, 2014, each of which is available under Augusta’s issuer profile on SEDAR at www.sedar.com.

OTHER INFORMATION

Except as noted below and described or disclosed in the Directors’ Circular and this Notice of Change, or otherwise publicly disclosed, none of the directors or officers of Augusta is aware of any other information that would reasonably be expected to affect the decision of the Shareholders to accept or reject the Revised HudBay Offer.

Amendment to Red Kite Loan Agreement
On July 2, 2014, the Red Kite Loan Agreement was amended to enable Augusta to make additional drawdowns in the aggregate principal amount of $3,000,000 and to extend the maturity date of the loans provided for under the Red Kite Loan Agreement until August 21, 2014, in consideration for the payment of an extension fee to Red Kite equal to 1.5% of the outstanding principal drawn under the existing loans.  Augusta has the option to further extend the maturity date of the loans provided for under the Red Kite Loan Agreement to September 21, 2014 and following any such extension, to October 21, 2014.  There will be a 1.5% extension fee payable for each such extension.  To give effect to the extension of the maturity date of the loans, the loans will no longer become prepayable in connection with a change of control of Augusta.

LEGAL MATTERS

Certain Canadian legal matters relating to this Notice of Change have been reviewed by Davies Ward Phillips & Vineberg LLP, Canadian legal counsel to Augusta.  Certain United States legal matters relating to this Notice of Change have been reviewed by Cravath, Swaine & Moore LLP, United States legal counsel to Augusta.

ACCEPT THE REVISED HUDBAY OFFER AND TENDER YOUR COMMON SHARES THERETO
If you have any questions regarding how to tender your Common Shares to the Revised HudBay Offer, please contact Laurel Hill,
North America Toll-Free at 1-877-452-7184 or collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

STATUTORY RIGHTS

Securities legislation in the provinces and territories of Canada provides security holders of Augusta with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or notice that is required to be delivered to those security holders.  However, such rights must be exercised within prescribed time limits.  Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult a lawyer.

APPROVAL OF NOTICE OF CHANGE

The contents of this Notice of Change have been approved by the Board of Directors and the delivery of this Notice of Change has been authorized by the Board of Directors.

ACCEPT THE REVISED HUDBAY OFFER AND TENDER YOUR COMMON SHARES THERETO
If you have any questions regarding how to tender your Common Shares to the Revised HudBay Offer, please contact Laurel Hill,
North America Toll-Free at 1-877-452-7184 or collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

CONSENT OF SCOTIA CAPITAL INC.

To the Board of Directors of Augusta Resource Corporation (the “Company”)

We refer to the opinion dated June 22, 2014 (the “Opinion”) that we prepared for the Board of Directors of the Company in connection with the revised offer from HudBay Minerals Inc.  We hereby consent to the inclusion of the Opinion as a schedule to the Notice of Change dated July 2, 2014 (the “Notice of Change”) to the Directors’ Circular of the Company dated February 24, 2014, as well as the summary of the Opinion and the references to our firm name contained in the Notice of Change.

DATED at Toronto, Ontario, Canada this 2nd day of July, 2014.

(Signed) Scotia Capital Inc.
Scotia Capital Inc.

CONSENT OF TD SECURITIES INC.

To the Board of Directors of Augusta Resource Corporation (the “Company”)

We refer to the opinion dated June 22, 2014 (the “Opinion”) that we prepared for the Board of Directors of the Company in connection with the revised offer from HudBay Minerals Inc.  We hereby consent to the inclusion of the Opinion as a schedule to the Notice of Change dated July 2, 2014 (the “Notice of Change”) to the Directors’ Circular of the Company dated February 24, 2014, as well as the summary of the Opinion and the references to our firm name contained in the Notice of Change.

DATED at Toronto, Ontario, Canada this 2nd day of July, 2014.

(Signed) TD Securities Inc.
TD Securities Inc.

CONSENT OF DAVIES WARD PHILLIPS & VINEBERG LLP

To the Board of Directors of Augusta Resource Corporation. (the “Company”)

We hereby consent to the references in the Notice of Change dated July 2, 2014 to the Directors’ Circular of the Company dated February 24, 2014 to our firm name.

DATED at Toronto, Ontario, Canada this 2nd day of July, 2014.

(Signed) Davies Ward Phillips & Vineberg LLP
Davies Ward Phillips & Vineberg LLP

CONSENT OF CRAVATH, SWAINE & MOORE LLP

To the Board of Directors of Augusta Resource Corporation (the “Company”)

We hereby consent to the references in the Notice of Change dated July 2, 2014 to the Directors’ Circular of the Company dated February 24, 2014 to our firm name.

DATED at Toronto, Ontario, Canada this 2nd day of July, 2014.

(Signed) Cravath, Swaine & Moore LLP
Cravath, Swaine & Moore LLP

CERTIFICATE

The foregoing, together with the Directors’ Circular of the Company dated February 24, 2014, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

DATED: July 2nd, 2014

On behalf of the Board of Directors of Augusta Resource Corporation

(Signed) Gilmour Clausen	(Signed) Richard W. Warke
Gilmour Clausen	Richard W. Warke

APPENDIX “A”
OPINION OF SCOTIA CAPITAL INC.

Scotia Capital Inc. 40 King Street West, 66th floor Box 4085, Station "A" Toronto, Ontario Canada M5W 2X6
GLOBAL BANKING AND MARKETS

June 22, 2014

The Board of Directors
Augusta Resource Corporation
#555-999 Canada Place
Vancouver, BC, V6C 3E1

To the Board of Directors:

Scotia Capital Inc. (“Scotia Capital”) understands that it is proposed that HudBay Minerals Inc. (“Hudbay” or the “Offeror”) will amend its offer dated February 10, 2014 (as subsequently amended and extended prior to the date hereof, the “Original Offer”) to purchase all of the issued and outstanding common shares (the “Shares”) of Augusta Resource Corporation (“Augusta”) that it does not currently own to provide for consideration of (i) 0.315 of a common share of Hudbay and (ii) 0.17 of a warrant for a common share of Hudbay for each Share (the “Offer”), upon the terms and subject to the conditions set forth in the agreement between Augusta and Hudbay dated June 23, 2014 (the “Support Agreement”).

You have asked for our opinion (the “Opinion”) as to whether the consideration offered pursuant to the Offer is adequate, from a financial point of view, to the holders of the Shares, other than Hudbay and its affiliates.

Scotia Capital was engaged as financial advisor to the board of directors (the “Board”) of Augusta in connection with the Offer and will receive a fee for its services, including delivery of this Opinion.  Other than 1832 Asset Management L.P.1, neither Scotia Capital nor any of its affiliates, is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario)) of Augusta or Hudbay or any of their respective associates or affiliates. Subject to the following, there are no understandings, agreements or commitments between Scotia Capital and Augusta, Hudbay or any of their respective associates or affiliates with respect to any future business dealings.  Scotia Capital is currently a lender to Hudbay and has in the past provided and may in the future provide, in the ordinary course of business, traditional banking, financial advisory or investment banking services to Augusta, Hudbay or any of their respective associates or affiliates.

Scotia Capital acts as a trader and dealer, both as principal and agent, in the financial markets in Canada, the United States and elsewhere and, as such, it and Scotiabank, may have had and may have positions in the securities of Augusta, Hudbay or any of their respective associates or affiliates from time to time and may have executed or may execute transactions on behalf of such companies or clients for which it receives compensation. As an investment dealer, Scotia Capital conducts research on securities and may, in the ordinary course of business, provide research reports and investment advice to its clients on investment matters, including with respect to Augusta, Hudbay or any of their respective associates or affiliates, or with respect to the Offer.

________________________________
1
1832 Asset Management L.P. (formerly GCIC Ltd.) is a limited partnership, the general partner of which is wholly-owned subsidiary of The Bank of Nova Scotia, an affiliate of Scotia Capital Inc., and is a manager of mutual funds and investment solutions for private clients, institutional clients and managed asset programs that holds 15,522,500 Shares.

In arriving at our Opinion, Scotia Capital has, among other things: (i) reviewed certain publicly available business and historical financial information relating to Augusta and Hudbay; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of Augusta that were provided to us by Augusta and not publicly available, including financial forecasts and estimates prepared by management of Augusta; (iii) conducted discussions with members of the senior management of Augusta concerning the business and financial prospects of Augusta; (iv) conducted discussions with Augusta’s legal counsel; (v) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (vi) compared the financial terms of the Offer with the publicly available financial terms of certain other transactions we believe to be generally relevant; (vii) reviewed current and historical market prices of the common shares of Augusta and common shares of Hudbay; (viii) reviewed the Support Agreement; (ix) taken into consideration that Augusta conducted a process to investigate all potential strategic alternatives that may enhance shareholder value; and (x) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information reviewed by us for the purpose of this Opinion and have, with your consent, relied on such information being complete and accurate in all material respects or, in the case of forecasts, projections and estimates of Augusta, relied on such information having been prepared using the assumptions identified therein, which assumptions were at the time of preparation reasonable in the circumstances.  In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Augusta or its subsidiaries, nor have we been furnished with any such evaluation or appraisal. We have not prepared a formal valuation of Augusta or Hudbay and have not been engaged to review any legal, tax or accounting aspects of the Offer.  With respect to the financial forecasts and estimates, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Augusta management as to the future performance of Augusta.

Senior officers of Augusta have represented to us in a certificate dated as of the date hereof, among other things, that (i) the information and data, other than forecasts, projections and estimates (the “Information”) provided to us by or on behalf of Augusta in respect of Augusta and its subsidiaries or affiliates in connection with the Offer was, at the date such Information was prepared, true, complete and accurate in all material respects, and did not contain any untrue statement of a material fact and did not omit to state a material fact necessary to make the Information not misleading in the light of circumstances in which it was presented and that (ii) there have been no changes in any material facts or new material facts since the dates of the Information which have not been disclosed to us or updated by more current information not provided to us which would have or which would reasonably be expected to have a material effect on the Opinion.

Our Opinion is necessarily based on financial, monetary, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.  Events occurring after the date hereof may affect this Opinion and the assumptions used in preparing it.  We do not assume any obligation to update, revise or reaffirm this Opinion and we expressly disclaim any such obligation.  Additionally, we do not express any opinion as to the prices at which the shares of Augusta or Hudbay will trade at any time.

Our Opinion is for the use and benefit of the Board, and may not be used for any other purpose or published without the prior written consent of Scotia Capital, provided that this Opinion may be included in the directors’ circular of Augusta responding to the Offer.  Our Opinion does not address the relative merits of the Offer as compared to other business strategies or transactions that might be available to Augusta or in which Augusta might engage. Our Opinion does not constitute a recommendation as to whether or not any holder of the Shares should tender to the Offer.  Our Opinion has been approved by an opinion committee of Scotia Capital.

Based upon and subject to the foregoing and such other matters as we consider relevant, it is our opinion that, as of the date hereof, the consideration offered pursuant to the Offer is fair, from a financial point of view, to the holders of the Shares other than Hudbay and its affiliates.

Yours very truly,

(signed) Scotia Capital Inc.

SCOTIA CAPITAL INC.

APPENDIX “B”

OPINION OF TD SECURITIES INC.

TTD Securities Inc. TTD Tower 66 Wellington Street West, 9th Floor Toronto, Ontario M5K 1A2

June 22, 2014

The Board of Directors
Augusta Resource Corporation
#555-999 Canada Place
Vancouver, BC, V6C 3E1

To the Board of Directors:

TD Securities Inc. (“TD Securities”) understands that Augusta Resource Corporation (“Augusta”) is considering enter into a definitive support agreement with HudBay Minerals Inc. (“HudBay”), pursuant to which HudBay will amend its offer dated February 10, 2014 (as subsequently amended and extended prior to the date hereof, the “Original Offer”) to purchase all of the issued and outstanding common shares of Augusta (the “Augusta Shares”) which HudBay and its affiliates do not already own to provide for consideration of 0.315 common shares of HudBay and 0.17 of a warrant to acquire a common share of HudBay, for each Augusta common share (the “Revised Offer”, and such consideration being the “Consideration”).The description above is summary in nature.  The specific terms and conditions of the Revised Offer will be described in HudBay’s revised offer to purchase and take-over bid circular and accompanying offer documents.

Engagement of TD Securities

As part of its engagement with the Board of Directors of Augusta (the “Board”) pursuant to an engagement agreement dated February 12, 2014 (the “Engagement Agreement”), TD Securities was retained to assist the Board in its analysis and consideration of the Original Offer, the Revised Offer and the respective responses of the Board thereto and, if requested, to prepare and deliver to the Board an opinion (the “Opinion”) as to the fairness of the Consideration offered to holders of Augusta Shares (“Augusta Shareholders”) pursuant to the Revised Offer, from a financial point of view, to the Augusta Shareholders other than HudBay and its affiliates.  The Opinion in respect of the Revised Offer supersedes the opinion of TD Securities dated February 23, 2014 in respect of the Original Offer.

The terms of the Engagement Agreement provide that TD Securities will receive a fee for its services, a portion of which is payable on delivery of the Opinion and a portion of which is contingent on a change of control of Augusta or certain other events, and is to be reimbursed for its reasonable out-of-pocket expenses.  Furthermore, Augusta has agreed to indemnify, among others, TD Securities in certain circumstances, against certain expenses, losses, claims, actions, suits, proceedings, damages and liabilities which may arise directly or indirectly from services performed by TD Securities in connection with the Engagement Agreement.

The Opinion must not be used or published without the express prior written consent of TD Securities, provided that subject to the terms of the Engagement Agreement, TD Securities consents to the inclusion of the Opinion, together with a summary thereof, in the directors’ circular of Augusta regarding the Revised Offer, in a form acceptable to TD Securities, and to the filing thereof by Augusta with the applicable Canadian securities regulatory authorities.

Credentials of TD Securities

TD Securities is a Canadian investment banking firm with operations in a broad range of investment banking activities, including corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading, investment management and investment research.  TD Securities has participated in a significant number of transactions involving public and private companies and has extensive experience in preparing fairness and adequacy opinions.

The Opinion represents the opinion of TD Securities and its form and content have been approved by a committee of senior investment banking professionals of TD Securities, each of whom is experienced in merger, acquisition, divestiture, valuation, fairness and adequacy opinion matters.

Relationship with Interested Parties

Neither TD Securities nor any of its affiliates is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario) (the “Securities Act”)) of Augusta or HudBay or any of their respective associates or affiliates (collectively, the “Interested Parties”).  Neither TD Securities nor any of its affiliates is an advisor to any of the Interested Parties with respect to the Revised Offer other than to Augusta pursuant to the Engagement Agreement.

TD Securities and its affiliates have not been engaged to provide any financial advisory services involving Augusta or any other Interested Party, have not acted as an underwriter for Augusta on any offering of equity or debt or had a material financial interest in any transaction involving Augusta during the 24-months preceding the date on which TD Securities was first contacted in respect of the Opinion.  TD Securities has participated in various securities offerings for HudBay during the 24-months preceding the date on which TD Securities was first contacted in respect of the Opinion.  The Toronto-Dominion Bank (the parent company of TD Securities) is a lender to HudBay.

TD Securities acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have and may in the future have positions in the securities of any Interested Party, and, from time to time, may have executed or may execute transactions on behalf of any Interested Party or other clients for which it may have received or may receive compensation.  As an investment dealer, TD Securities conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including matters with respect to the Revised Offer, Augusta or any other Interested Party.

The fees paid to TD Securities in connection with the Engagement Agreement in respect of the conclusions reached in the Opinion are not financially material to TD Securities.  No understandings or agreements exist between TD Securities and Augusta or any other Interested Party with respect to future financial advisory or investment banking business, except that, pursuant to the Engagement Agreement, TD Securities has been granted a right to act as an investment dealer for Augusta in respect of a future offering of equity in certain circumstances.  TD Securities may in the future, in the ordinary course of its business, perform financial advisory or investment banking services for Augusta, or any other Interested Party. The Toronto-Dominion Bank (the parent company of TD Securities) through one or more affiliates, may in the ordinary course of its business, provide banking services to Augusta, or any other Interested Party.

Scope of Review

In connection with the Opinion, TD Securities reviewed and relied upon (without attempting to independently verify the accuracy, completeness or fair presentation of) or carried out, among other things, the following:

1.	draft Support Agreement between HudBay and Augusta as of June 22, 2014;

2.	draft Warrant Term Sheet and Lock-up Agreement as of June 22, 2014;

3.	the take-over bid circular filed by HudBay on February 10, 2014 and subsequent notices of variation thereto, up until the notice of variation dated June 20, 2014;

4.	Augusta’s directors’ circular dated February 24, 2014;

5.
audited financial statements of Augusta and management’s discussion and analysis related thereto for the fiscal years ended December 31, 2011, 2012 and 2013 and audited financial statements of HudBay and management’s discussion and analysis related thereto for the fiscal years ended December 31, 2011, 2012 and 2013;

6.
quarterly interim unaudited financial statements of Augusta and management’s discussion and analysis related thereto, for each of the three month periods ended March 31, 2013, June 30, 2013, September 30, 2013 and March 31, 2014;

7.
annual information forms of Augusta dated March 27, 2014, March 25, 2013, March 19, 2012, and March 29, 2011 and annual information forms of HudBay dated March 28, 2014, March 27, 2013, March 30, 2012 and March 29, 2011;

8.
Notice of Annual General and Special Meeting of Augusta Shareholders and Management Proxy Circular dated April 7, 2014 for the Annual General and Special Meeting of Augusta Shareholders held on May 2, 2014;

9.	Notice of Special Meeting of Augusta Shareholders and Management Proxy Circular dated September 16, 2013 for the Special Meeting of Augusta Shareholders held on October 17, 2013;

10.	National Instrument 43-101 Technical Report Updated Feasibility Study for the Rosemont Copper Project dated August 28, 2012;

11.	Augusta’s Shareholder Rights Plan Agreement dated April 18, 2013;

12.	Augusta management’s operating and financial model for the Rosemont Copper Project;

13.	Augusta management’s forecast of certain balance sheet items as at June 30, 2014;

14.	non-public documents relating to Augusta including operating plans, general and administrative expenses and other relevant information;

15.	various documents containing corporate and asset specific information of Augusta, including financial analysis, permitting, legal, environmental and lease information;

16.	agreements of Augusta in place with joint venture partners, debt financing providers, offtake partners and stream financing counterparties;

17.	various research publications prepared by equity research analysts regarding Augusta, HudBay and other selected public entities considered relevant;

18.	public information relating to the business, operations, financial performance and trading history of Augusta, HudBay and other selected public entities considered relevant;

19.	public information with respect to other mining transactions of a comparable nature considered relevant;

20.
discussions with senior management of Augusta with respect to various risks involved in getting to production (including permitting and construction risks), Augusta’s long term prospects and other issues and matters deemed relevant by TD Securities;

21.	discussions with members of the Board;

22.	discussions with legal counsel to Augusta, with respect to various legal matters relating to Augusta and other matters considered relevant; and

23.
other financial, legal and operating information and materials assembled by Augusta management and such other corporate, industry, and financial market information, investigations and analyses as TD Securities considered necessary or appropriate in the circumstances.

TD Securities has not, to the best of its knowledge, been denied access by Augusta to any information requested by TD Securities.  TD Securities did not meet with the auditors of Augusta or HudBay and has assumed the accuracy and fair presentation of, and relied upon, the consolidated financial statements of Augusta and HudBay and the reports of the auditors thereon.  TD Securities was not provided access to HudBay management.

Prior Valuations

Augusta has represented to TD Securities that, among other things, it has no knowledge of any prior valuations or appraisals relating to Augusta or any of its subsidiaries or any of their respective material assets or material liabilities made in the preceding 24 months and in the possession or control of Augusta other than those which have been provided to TD Securities.

Assumptions and Limitations

With the Board’s acknowledgement and agreement as provided for in the Engagement Agreement, TD Securities has relied upon the accuracy, completeness and fair presentation of all data, information and other material filed by Augusta with securities regulatory or similar authorities (including on the System for Electronic Document Analysis and Retrieval (“SEDAR”)) and/or provided to it by Augusta and its personnel, advisors, or otherwise, including the certificate identified below (collectively, the

“Information”). The Opinion is conditional upon such accuracy, completeness and fair presentation. Subject to the exercise of professional judgment, and except as expressly described herein, TD Securities has not attempted to verify independently the accuracy, completeness or fair presentation of any of the Information.

With respect to the budgets, forecasts, projections or estimates provided to TD Securities and used in its analyses, TD Securities notes that projecting future results is inherently subject to uncertainty.  TD Securities has assumed, however, that such budgets, forecasts, projections and estimates were prepared using the assumptions identified therein and on bases reflecting the best currently available estimates and judgements of Augusta management as to the matters covered thereby and which, in the opinion of Augusta, are (or were at the time of preparation and continue to be) reasonable in the circumstances.  TD Securities expresses no independent view as to the reasonableness of such budgets, forecasts, projections and estimates or the assumptions on which they are based.

Senior officers of Augusta have represented to TD Securities in a certificate dated June 22, 2014, among other things, that (i) Augusta has no information or knowledge of any facts public or otherwise not specifically provided to TD Securities relating to Augusta which would reasonably be expected to affect materially the Opinion; (ii) with the exception of forecasts, projections or estimates referred to in subparagraph (iv) below, the Information as filed under Augusta’s profile on SEDAR and/or provided to TD Securities by or on behalf of Augusta or its representatives in respect of Augusta and its subsidiaries in connection with the Revised Offer is or, in the case of historical Information was, at the date of preparation, true, complete and accurate in all material respects and did not and does not contain any untrue statement of a material fact and does not omit to state a material fact necessary to make the Information not misleading in the light of circumstances in which it was presented; (iii) to the extent that any of the Information identified in subparagraph (ii) above is historical, there have been no changes in any material facts or new material facts since the respective dates thereof which have not been disclosed to TD Securities or updated by more current information not provided to TD Securities by Augusta which would have or which would reasonably be expected to have a material effect on the Opinion and there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of Augusta and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Opinion; (iv) any portions of the Information provided to TD Securities (or filed on SEDAR) which constitute forecasts, projections or estimates were prepared using the assumptions identified therein, which, in the reasonable opinion of Augusta, are (or were at the time of preparation and continue to be) reasonable in the circumstances; (v) there have been no valuations or appraisals relating to Augusta or any of its subsidiaries or any of their respective material assets or liabilities made in the preceding 24 months and in the possession or control of Augusta other than those which have been provided to TD Securities; (vi) there have been no verbal or written offers or serious negotiations for or transactions involving any material property of Augusta or any of its subsidiaries during the preceding 24 months which have not been disclosed to TD Securities (for the purposes of paragraphs (v) and (vi), “material assets”, “material liabilities” and “material property” shall include assets, liabilities and property of Augusta or its subsidiaries having a gross value greater than or equal to $5,000,000); (vii) since the dates on which the Information was provided to TD Securities, no material transaction has been entered into by Augusta or any of its subsidiaries; (viii) other than as disclosed in the Information, neither Augusta nor any of its subsidiaries has any material contingent liabilities and there are no actions, suits, claims, proceedings, investigations or inquiries pending or threatened against or affecting Augusta or any of its subsidiaries at law or in equity or before or by any federal, national, provincial, state, municipal or other governmental department, commission, bureau, board, agency or instrumentality which may, in any way, materially adversely affect Augusta or its subsidiaries; (ix) there are no agreements, undertakings, commitments or understanding (whether written or oral, formal or informal) relating to the Revised Offer, except as have been disclosed to TD Securities; (x) the contents of any and all documents prepared in connection with the Revised Offer by Augusta for filing with regulatory authorities or delivery or communication to securityholders of Augusta (collectively, the “Disclosure Documents”) have been, are and will be true, complete and correct in all material respects and have not and will not contain any misrepresentation (as defined in the Securities Act (Ontario)) and the Disclosure Documents have complied, comply and will comply with all requirements under applicable laws; and (xi) there is no plan or proposal of Augusta for any material change (as defined in the Securities Act (Ontario)) in the affairs of Augusta which have not been disclosed to TD Securities.

In preparing the Opinion, TD Securities has made several assumptions, including that all final or executed versions of documents will conform in all material respects to the drafts provided to TD Securities, all conditions precedent to be satisfied to complete the Revised Offer can be satisfied, that all approvals, authorizations, consents, permissions, exemptions or orders of relevant regulatory authorities required in respect of or in connection with the Revised Offer will be obtained, without adverse condition or qualification, that all steps or procedures being followed to implement the Revised Offer are valid and effective, that all required documents will be distributed to the Augusta Shareholders in accordance with applicable laws, and that the disclosure in such documents will be accurate in all material respects and will comply with the requirements of all applicable laws.  In its analysis in connection with the preparation of the Opinion, TD Securities made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of TD Securities or Augusta.

The Opinion has been provided for the use of the Board and is not intended to be, and does not constitute, a recommendation that Augusta Shareholders tender or not tender their Augusta Shares to the Revised Offer.  The Opinion does not address the relative merits of the Revised Offer as compared to other transactions or business strategies that might be available to Augusta.  In considering the fairness of the Consideration offered to Augusta Shareholders pursuant to the Revised Offer, from a financial point of view, TD Securities considered the Revised Offer from the perspective of Augusta Shareholders generally (other than HudBay and its affiliates) and did not consider the specific circumstances of any particular Augusta Shareholder, including with regard to income tax considerations.  The Opinion is rendered as of June 22, 2014, on the basis of securities markets, economic and general business and financial conditions prevailing on that date and the condition and prospects, financial and otherwise, of Augusta and its subsidiaries as they were reflected in the Information provided to TD Securities.  Any changes therein may affect the Opinion and, although TD Securities reserves the right to update, change or withdraw the Opinion in such event, it disclaims any undertaking or obligation to advise any person of any such change that may come to its attention, or to update, change or withdraw the Opinion after such date.  TD Securities has not undertaken an independent evaluation, appraisal or physical inspection of any assets or liabilities of Augusta or its subsidiaries.  TD Securities is not an expert on, and did not render advice to Augusta regarding, and assumes no and disclaims all liability and obligation in respect of, legal, accounting, regulatory, permitting or tax matters.

The preparation of an opinion is a complex process and is not necessarily amenable to partial analysis or summary description.  TD Securities believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create an incomplete view of the process underlying the Opinion.  Accordingly, the Opinion should be read in its entirety.

Conclusion

Based upon and subject to the foregoing and such other matters that TD Securities considered relevant, TD Securities is of the opinion that, as of June 22, 2014, the Consideration offered to the Augusta Shareholders pursuant to the Revised Offer is fair, from a financial point of view, to the Augusta Shareholders other than HudBay and its affiliates.

Yours very truly,

(signed) TD Securities Inc.

TD Securities Inc.

APPENDIX “C”

GLOSSARY OF TERMS

In this Notice of Change, the following terms shall have the meanings set forth below and grammatical variations thereof will have the corresponding meanings, unless the subject matter or context is inconsistent therewith or such terms are otherwise defined in this Notice of Change.  Words importing the singular include the plural and vice versa and words importing any gender include all genders.

“Acquisition Proposal” means, other than transactions contemplated by the Support Agreement, any inquiry, proposal or offer (written or oral) relating to any of the following (i) any merger, consolidation, amalgamation, take-over bid, tender offer, exchange offer, share exchange, arrangement, reorganization, recapitalization or other business combination, liquidation, dissolution or winding-up, directly or indirectly, involving Augusta or any of its subsidiaries whose assets, taken together, represent 20% or more of the assets of Augusta and its subsidiaries, taken as a whole, (ii) any sale, direct or indirect, whether in a single transaction or a series of transactions, of assets representing 20% or more of the assets of Augusta and its subsidiaries, taken as a whole (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale of assets representing 20% or more of the assets of Augusta and its subsidiaries, taken as a whole in a single transaction or a series of related transactions), (iii) any issuance, sale or acquisition, direct or indirect, whether in a single transaction or a series of transactions, of beneficial ownership of securities of Augusta or any of its subsidiaries, or rights or interests therein or thereto, representing in the aggregate 20% or more of the voting or equity securities of Augusta (in terms of number of shares or voting power) or any of its subsidiaries representing in the aggregate 20% or more of the assets of Augusta and its subsidiaries, taken as a whole, (iv) any transaction, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the transactions contemplated by the Support Agreement, or (v) any inquiry, proposal or offer to, or public announcement of an intention to, do any of the foregoing, in each case excluding the transactions contemplated by the Support Agreement;

“affiliate” has the meaning given to that term in National Instrumental 45-106 – Prospectus and Registration Exemptions, as amended, supplemented or replaced from time to time;

“Annual Information Form” means the annual information form of Augusta for the fiscal year ended December 31, 2013, dated March 27, 2014 and filed with certain Canadian provincial securities regulatory authorities;

“associate” has the meaning ascribed to that term in the Securities Act (Ontario), as amended, supplemented or replaced from time to time;

“Augusta” or the “Company” means Augusta Resource Corporation, a corporation existing under the laws of Canada;

“BCSC” means the British Columbia Securities Commission;

“Board” or “Board of Directors” means the board of directors of Augusta;

“Common Shares” means all of the issued and outstanding common shares in the capital of Augusta, including all Common Shares that become issued and outstanding prior to the Expiry Time upon the exercise, exchange or conversion of any outstanding Options, Warrants, or other Convertible Securities or other rights (other than SRP Rights) that are exercisable or exchangeable for or convertible into Common Shares together with the associated SRP Rights, and “Common Share” means any one common share of Augusta and the associated SRP Right;

“Convertible Notes” means the unsecured convertible notes issued by Augusta from time to time pursuant to the Note Purchase Agreement.  The Convertible Notes were issued in four tranches maturing on September 3, 2018, September 18, 2018, October 3, 2018 and October 24, respectively, and each bear interest at a rate of 7% per annum, payable semi-annually, and have a conversion price equal to a premium of 30% of the volume weighted average trading price of the Common Shares on the TSX for the five trading days ending the last business day prior to the issuance thereof;

“Convertible Securities” means any securities of Augusta that are convertible into or exchangeable or exercisable for Common Shares, including the Options, the Convertible Notes and the Warrants;

“Current Premia” has the meaning ascribed to that term in the section of this Notice of Change entitled “Agreements Relating to the Revised HudBay Offer – Support Agreement – Directors’ and Officers’ Insurance and Indemnification”;

“Directors’ Circular” means the directors’ circular of Augusta dated February 24, 2014 in response to the Original HudBay Offer;

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval system maintained by the SEC;

“Expiry Time” means 5:00 p.m. (Toronto time) on July 16, 2014, or any subsequent time and date set out in any notice of HudBay as provided in Section 5 of the Original HudBay Offer and Circular, “Extension, Variation or Change in the Offer”;

“Financial Advisors” means Scotiabank and TD Securities, the financial advisors to the Board of Directors;

“HudBay” or the “Offeror” means HudBay Minerals Inc., a corporation existing under the laws of Canada, and the offeror under the Revised HudBay Offer;

“HudBay Material Adverse Change” means any condition, event, circumstance, change, effect, development, occurrence or state of facts which, when considered either individually or in the aggregate, is, or could reasonably be expected to be, material and adverse to the condition (financial or otherwise), prospects, properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations, or results of operations or prospects of HudBay and its subsidiaries, taken as a whole other than any condition, event, circumstance, change, effect, development, occurrence or state of facts resulting from (i) the announcement of the execution of the Support Agreement or the transactions contemplated therein or the performance of any obligation of HudBay required to be performed by HudBay thereunder, (ii) changes in general economic or political conditions or securities, credit, financial, banking, commodity or currency markets in general, including in Canada or the United States, (iii) changes generally affecting the mining industry, (iv) any changes in the price of base and precious metals, (v) any natural disaster or the commencement or continuation of any war, armed hostilities or acts of terrorism, (vi) any change in applicable law or the Canadian generally accepted accounting principles applicable to HudBay, or (vii) any decrease in the trading price or any decline in the trading volume of HudBay Shares (it being understood that the causes underlying such change in trading price or trading volume (other than those in clauses (i) to (vi) above) may be taken into account in determining whether an HudBay Material Adverse Change has occurred); unless such condition, event, circumstance, change, effect, development, occurrence or state of facts referred to in clauses (ii), (iii), (iv), (v) or (vi) primarily relates to (or has the effect of primarily relating to) HudBay and its subsidiaries, taken as a whole, or has a materially disproportionate and adverse effect on HudBay and its subsidiaries, taken as a whole, compared to other persons of similar size operating in the industry in which HudBay and its subsidiaries, taken as a whole, operate;

“HudBay Notice of Variation and Extension” means the notice of variation and extension of HudBay dated July 2, 2014;

“HudBay Shares” means the common shares in the capital of HudBay;

“HudBay Warrant Expiry Date” means July 20, 2018, subject to HudBay’s right pursuant to the HudBay Warrant Indenture to extend such date until the earlier of (i) January 1, 2021, and (ii) the date one year following the then applicable HudBay Warrants Expiry Date;

“HudBay Warrant Indenture” means the warrant indenture to be entered into prior to the Expiry Time between HudBay and Equity Financial Trust Company, in its capacity as warrant agent;

“HudBay Warrants” means the warrants to acquire HudBay Shares to be issued pursuant to the HudBay Warrant Indenture;

“In-the-Money Settlement Notice” has the meaning ascribed to that term in the section of this Notice of Change entitled “HudBay Warrants”;

“Information Agent” or “Laurel Hill” means Laurel Hill Advisory Group, the information agent retained by Augusta in connection with the original HudBay Offer and the Revised HudBay Offer;

“Lock-Up Agreements” means, collectively, the lock-up agreements dated as of June 23, 2014, as amended, restated, supplemented or otherwise modified from time to time, between HudBay and each of the Locked-Up Shareholders.

“Locked-Up Shareholders” means, collectively, Richard W. Warke, Gilmour Clausen, Timothy C. Baker, Lenard F. Boggio, W. Durand (Randy) Eppler, Christopher M.H. Jennings, Robert P. Pirooz, Robert P. Wares, Rodney O. Pace, Joseph M. Longpré, James A. Sturgess, Katherine A. Arnold, Letitia Cornacchia (Wong), Gordon Jang, Charles J. Magolske, Lance C. Newman, Purni Parikh, Mark G. Stevens, Ross Beaty, the estate of Donald B. Clark, Diamond Hill Investment Corp., and Front Street Capital;

“Material Adverse Change” means any condition, event, circumstance, change, effect, development, occurrence or state of facts which, when considered either individually or in the aggregate, is, or could reasonably be expected to be, material and adverse to the condition (financial or otherwise), prospects, properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations, or results of operations or prospects of Augusta and its subsidiaries, taken as a whole, other than any condition, event, circumstance, change, effect, development, occurrence or state of facts resulting from (i) the announcement of the execution of the Support Agreement or the transactions contemplated therein or the performance of any obligation of Augusta required to be performed by Augusta under the Support Agreement, (ii) changes in general economic or political conditions or securities, credit, financial, banking, commodity or currency markets in general, including in Canada or the United States, (iii) changes generally affecting the mining industry or the copper mining industry, (iv) any changes in the price of copper, (v) any natural disaster or the commencement or continuation of any war, armed hostilities or acts of terrorism, (vi) any change in applicable law or the Canadian generally accepted accounting principles applicable to Augusta, or (vii) any decrease in the trading price or any decline in the trading volume of the Common Shares (it being understood that the causes underlying such change in trading price or trading volume (other than those in clauses (i) to (vi) above) may be taken into account in determining whether a Material Adverse Change has occurred); unless such condition, event, circumstance, change, effect, development, occurrence or state of facts referred to in clauses (ii), (iii), (iv), (v) or (vi) primarily relates to (or has the effect of primarily relating to) Augusta and its subsidiaries, taken as a whole, or has a materially disproportionate and adverse effect on Augusta and its subsidiaries, taken as a whole, compared to other persons of similar size operating in the industry in which Augusta and its subsidiaries, taken as a whole, operate;

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions, as amended, supplemented or replaced from time to time;

“Note Purchase Agreement” means the note purchase agreement dated as of August 14, 2013, as amended by an amending agreement dated as of September 4, 2013 and as the same may be further amended, restated, supplemented or otherwise modified from time to time, by and among Augusta, Richard W. Warke and Kestrel Holdings Ltd., pursuant to which Augusta issued the Convertible Notes;

“Notice of Change” means this notice of change to the Directors’ Circular;

“NYSE” means the New York Stock Exchange;

“Options” means any options to acquire Common Shares granted pursuant to the Stock Option Plan;

“Original HudBay Offer” means the offer to purchase, for consideration of 0.315 of a HudBay Share per Common Share, all of the issued and outstanding Common Shares, other than any Common Shares held directly or indirectly by HudBay and its affiliates, including any Common Shares that may become issued and outstanding prior to the Expiry Time upon the exercise, exchange or conversion of any Convertible Securities, together with the associated SRP Rights issued under the Shareholder Rights Plan, upon the terms and subject to the conditions set forth in the Original HudBay Offer and Circular;

“Original HudBay Offer and Circular” means the Original HudBay Offer and the accompanying take-over bid circular of HudBay dated February 10, 2014, as varied and extended by the notices of variation and extension of HudBay dated March 14, 2014 and March 31, 2014, as updated by the notice of change of HudBay dated April 24, 2014, and as further varied and extended by the notices of variation and extension of HudBay dated May 5, 2014, May 16, 2014, May 27, 2014, June 9, 2014, and June 20, 2014;

“Red Kite” means RK Mine Finance Trust I, formerly Red Kite Explorer Trust, the lender under the Red Kite Loan Agreement;

“Red Kite Loan Agreement” mean the loan agreement dated as of April 21, 2010, as amended and restated as of  April 17, 2012, September 12, 2012, September 27, 2012 and December 16, 2013, and as amended by an amending agreement dated as of May 27, 2014, as further amended by a second amending agreement dated as of July 2, 2014, and as the same may be further amended, restated, supplemented or otherwise modified from time to time, between Augusta and Red Kite, pursuant to which Red Kite made certain loan facilities in the aggregate principal amount of US$109 million available to Augusta;

“Response Period” has the meaning ascribed to that term in the section of this Notice of Change entitled “Agreements Relating to the Revised HudBay Offer – Support Agreement – Superior Proposals, Right to Match, etc.”;

“Restricted Shares” means restricted Common Shares issued pursuant to the RSU/RS Plan;

“Revised HudBay Offer” means the variation and extension of the Original HudBay Offer pursuant to the HudBay Notice of Variation and Extension to increase the consideration offered per Common Shares to include 0.17 of a HudBay Warrant, in addition to the 0.315 of a HudBay Share offered under the Original HudBay Offer, and to extend the Expiry Time to 5:00 p.m. (Toronto time) on July 16, 2014;

“Revised HudBay Offer and Circular” means the Original HudBay Offer and Circular, as varied and extended by the HudBay Notice of Variation and Extension;

“Rosemont Project” or “Rosemont” means the property consisting of approximately 30,000 acres (12,140 hectares) of patented and unpatented claims and fee land and surface grazing leases owned by Augusta.  The Rosemont Project is located in Pima County, Arizona on the northeastern flank of the Santa Rita Mountains approximately 50 kilometers southeast of the city of Tucson, Arizona near a number of large porphyry type producing copper mines operated by Freeport-McMoRan Copper & Gold Inc. and ASARCO LLC.  The Rosemont Project contains an open-pit mineable copper/molybdenum/silver skarn deposit, as well as other exploration targets and is expected to be one of the largest copper mines in the United States;

“RSU/RS Plan” means the amended and restated restricted share unit and restricted share plan of Augusta dated as of June 11, 2009, as amended and restated as of June 12, 2012, and as the same may be further amended, restated, supplemented or otherwise modified from time to time;

“RSUs” means a bookkeeping entry, denominated in Common Shares, credit to the account of participants under the RSU/RS Plan in respect of any restricted share units of Augusta issued to them in accordance with the RSU/RS Plan;

“Section 85 Election” means an election under Section 85 of the Income Tax Act (Canada), as amended, supplemented or replaced from time to time;

“Schedule 14D-9” means the Solicitation/Recommendation Statement on Schedule 14D-9, as amended and supplemented from time to time, originally filed by Augusta with the SEC on March 17, 2014;

“Scotiabank” means Scotia Capital Inc.;

“SEC” means the U.S. Securities and Exchange Commission;

“SEDAR” means the Systems for Electronic Document Analysis and Retrieval maintained by the Canadian Securities Administrators;

“Shareholder Rights Plan” means the shareholder rights plan agreement dated as of April 18, 2013, as amended, restated supplemented or otherwise modified from time to time, between Augusta and Computershare Investor Services Inc., in its capacity as the rights agent;

“Shareholders” means, collectively, the holders of Common Shares and “Shareholder” means one of them;

“SRP Rights” means the rights issued pursuant to the Shareholder Rights Plan;

“Stock Option Plan” means the stock option plan of Augusta dated as of May 3, 2004, as amended and restated as of June 1, 2007, June 11, 2009 and June 12, 2012, and as the same may be further amended, restated, supplemented or otherwise modified from time to time;

“Subsequent Acquisition Transaction” has the meaning ascribed to that term in Section 15 of the Original HudBay Offer and Circular, “Acquisition of Augusta Shares Not Deposited Under the Offer – Subsequent Acquisition Transaction”;

“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal:

(i)
that would, directly or indirectly, result in the acquisition of all of the outstanding Common Shares (other than Common Shares owned by the person making the Acquisition Proposal and its affiliates) or all or substantially all of the consolidated assets of Augusta and its subsidiaries;

(ii)	that did not result from a breach of Augusta’s non-solicitation covenants in the Support Agreement;

(iii)	that complies with all applicable securities laws;

(iv)
that the Board of Directors has determined in good faith (after receipt of advice from its external financial and legal advisors) is reasonably capable of being completed without undue delay, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal and the person making such Acquisition Proposal;

(v)
is not subject to a financing condition and, if the consideration is being funded through borrowed monies, the Board of Directors is satisfied (after receipt of advice from its external financial and legal advisors) that the possibility is remote that the person making the Acquisition Proposal will be unable to pay for all of the Common Shares (other than Common Shares owned by the person making the Acquisition Proposal and its affiliates) or all or substantially all of the consolidated assets of Augusta and its subsidiaries as contemplated by the Acquisition Proposal;

(vi)	that is not subject to any due diligence and/or access condition;

(vii)	that is available to all of the Shareholders (other than the person making the Acquisition Proposal and its affiliates) on the same terms and conditions;

(viii)
in respect of which the Board of Directors has determined in good faith (after receipt of advice from its external financial and legal advisors) that such Acquisition Proposal would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), reasonably be expected to result in a transaction more favourable to the Shareholders (other than HudBay and its affiliates), from a financial point of view, than the Revised HudBay (including any adjustment to the terms and conditions of the Revised HudBay Offer proposed by HudBay pursuant to the Support Agreement); and

(ix)
is not subject, either by the terms of the Acquisition Proposal or by virtue of any applicable law, to any requirement that any approval of the shareholders of the person making the Acquisition Proposal be obtained;

“Support Agreement” means the support agreement dated as of June 23, 2014, as amended, restated, supplemented or otherwise modified from time to time, between HudBay and Augusta;

“Termination Payment” has the meaning ascribed to that term in the section of this Notice of Change entitled “Agreements Relating to the Revised HudBay Offer – Support Agreement – Termination Payment and Expense Reimbursement”;

“Termination Payment Event” has the meaning ascribed to that term in the section of this Notice of Change entitled “Agreements Relating to the Revised HudBay Offer – Support Agreement – Termination Payment and Expense Reimbursement”;

“TD Securities” means TD Securities Inc.;

“TSX” means the Toronto Stock Exchange;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended, supplement or replaced from time to time;

“Warrants” means any warrants to acquire Common Shares; and

“Withholding Amount” has the meaning ascribed to that term in the section of this Notice of Change entitled “Agreements Relating to the Revised HudBay Offer – Support Agreement – Outstanding Options, RSUs and Restricted Shares”.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT:

NORTH AMERICAN TOLL-FREE
1-877-452-7184
E-MAIL: assistance@laurelhill.com
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